Exhibit 10.3

EXECUTION VERSION

FACILITY AGREEMENT

[Virgin/Bank 2015]

dated as of April 29, 2015

among

VIRGIN AMERICA INC.,

Borrower,

EACH LOAN PARTICIPANT

IDENTIFIED ON SCHEDULE I HERETO,

Loan Participants,

BNP PARIBAS, NEW YORK BRANCH,

Senior Agent,

INVESTEC BANK PLC,

Junior Agent

and

BANK OF UTAH,

Security Trustee

BNP Paribas, New York Branch

Senior Underwriter

Investec Bank plc

Junior Underwriter

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

		Page

(g)	Failure to Act	38

(h)	Resignation or Removal of Agent	38

(i)	Consents under Operative Documents	38

(j)	The Security Trustee	38

SECTION 15.	MISCELLANEOUS	39

(a)	Section 1110 Compliance	39

(b)	Survival of Agreements	39

(c)	Separate Counterparts	39

(d)	No Liability of Loan Participants	39

(e)	Approvals by Loan Participants	39

(f)	Non-Disclosure of Purchase Agreement	39

(g)	Confidentiality	40

(h)	Quiet Enjoyment	40

(a)	General Tax Indemnity	1

(b)	Withholding Taxes	3

(c)	Payment	5

(d)	Contest	5

(e)	Withholding Tax Forms	8

(f)	Reimbursement by Indemnitees	8

(g)	Interest	9

(h)	Definitions	9

Schedules:

I.		Notice and Account Information
II.		Participations in Original Amount
III.		Tax Provisions
3(a)(i)		Amortization Schedule (Senior Loans)
3(a)(ii)		Amortization Schedule (Junior Loans)
Exhibit A	–	Form of Borrowing Notice
Exhibit B	–	Form of Assignment Agreement
Exhibit C	–	Form of Loan Certificate
Appendix A	–	Definitions and Rules of Usage

iii

FACILITY AGREEMENT [VIRGIN/BANK 2015]

THIS FACILITY AGREEMENT [Virgin/Bank 2015] dated as of April 29, 2015 (as modified, amended or supplemented from time to time, this “Agreement”) among Virgin America Inc., a Delaware corporation (the “Borrower”), each Loan Participant identified on Schedule I hereto (collectively, together with their successors, permitted assigns and permitted transferees, the “Loan Participants”), BNP Paribas, New York Branch, as Senior Agent hereunder (together with its successors hereunder in such capacity, the “Senior Agent”), Investec Bank plc, as Junior Agent hereunder (together with its successors hereunder in such capacity, the “Junior Agent”) and Bank of Utah, as Security Trustee hereunder (together with its successors hereunder in such capacity, the “Security Trustee”).

W I T N E S S E T H:

WHEREAS, certain terms are used herein as defined in Section 1 hereof; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Borrower and the Security Trustee are entering into the Mortgage and Security Agreement [Virgin/Bank 2015] dated as of the date hereof (as modified, amended or supplemented from time to time, the “Mortgage”) pursuant to which the Borrower agrees, among other things, to issue one or more Loan Certificates in respect of each Aircraft as evidence of the Borrower’s indebtedness to the Loan Participants, which Loan Certificates will be issued upon the financing of such Aircraft and which Loan Certificates will be secured by the mortgage and security interest on such Aircraft created by the Borrower in favor of the Security Trustee, and the Borrower shall execute and deliver a Mortgage Supplement covering such Aircraft, supplementing the Mortgage at the time of such delivery and financing.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Certain Definitions. Except as otherwise defined in this Agreement, including its annexes, schedules and exhibits, terms used herein in capitalized form shall have the meanings attributed thereto in Appendix A hereto, and the rules of usage specified therein shall be applicable to this Agreement. In addition, the following terms shall have the following meanings:

“Applicable Margin” means, for any Loans and Loan Certificates relating to any Aircraft, (i) for any Senior Loan Certificate, 2.10% per annum; and (ii) for any Junior Loan Certificate, 5.20% per annum.

“Closing Date” means, for any Loans and Loan Certificates relating to any Aircraft, the date on which the Loan Participants advance such Loan to or for account of the Borrower.

“Commitment” means, as the context requires, the Senior Commitment and/or the Junior Commitment.

“Commitment Termination Date” means the last Business Day of December 2015; provided that the Commitment Termination Date for any Aircraft may be extended to a date

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mutually agreed by the Borrower and the Underwriters in the event of a delay in the Delivery Date for such Aircraft; provided further that any extension beyond January 31, 2016 shall be subject to receipt by each Underwriter of its credit committee approval (which may result in revised economic terms).

“Designated Aircraft” means each of the two Airbus A320-200 aircraft identified as follows: (i) manufacturer’s serial number 6669 and FAA Registration No. N281VA, scheduled to be delivered under the Purchase Agreement in July 2015 and (ii) manufacturer’s serial number 6835 and FAA Registration No. N284VA, scheduled to be delivered to the Borrower under the Purchase Agreement in November 2015, respectively (such months, in each case, being the “Scheduled Delivery Month” for such Designated Aircraft).

“Federal Funds Rate” for any day, means the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the relevant Agent from three federal funds brokers of recognized standing selected by it.

“Fixed Rate Margin” means (i) for any Senior Loan Certificate, 0.10% per annum; and (ii) for any Junior Loan Certificate, 0.15% per annum.

“Junior Commitment” shall have the meaning ascribed thereto in Section 2(a)(ii).

“Junior Maturity Date” means, for any Series of Junior Loans, the six year anniversary of the Closing Date of such Loans.

“Minimum Liability Insurance Amount” means $600,000,000.

“Obsolete Part Amount” means, in respect of any Aircraft, $780,000, escalated annually on January 1st of each year (commencing January 1, 2016) by 4.0% per annum.

“Original Amount” means, in respect of any Aircraft, $39,000,000.

“Partial Loss Threshold” means $3,000,000.

“Past Due Rate” means (A) in the case of any Floating Rate Loan, the lesser of (a) the applicable Floating Rate plus the relevant Applicable Margin plus 2.00%; and (b) the maximum interest rate permitted under applicable law; and (B) in the case of any Fixed Rate Loan, the lesser of (a) 2.00% plus the higher of (i) the applicable Floating Rate plus the relevant Applicable Margin and (ii) the applicable Fixed Rate; and (b) the maximum interest rate permitted under applicable law.

“Prepayment Fee” means, with respect to any prepayment of any Loan, an amount equal to (i) if the prepayment is effected on or prior to the first anniversary of the Closing Date in respect of such Loan, 3.0% of the principal amount of such Loan being prepaid, (ii) if the prepayment is effected after the first anniversary of the Closing Date in respect of such Loan but on or prior to the second anniversary of the Closing Date of such Loan, 2.0% of the principal

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amount of such Loan being prepaid, (iii) if the prepayment is effected after the second anniversary of the Closing Date in respect of such Loan but on or prior to the third anniversary of the Closing Date of such Loan, 1.0% of the principal amount of such Loan being prepaid and (iv) if the prepayment is effected after the third anniversary of the Closing Date in respect of such Loan, zero.

“Senior Commitment” shall have the meaning ascribed thereto in Section 2(a)(ii).

“Senior Maturity Date” means, for any Series of Senior Loans, the 12 year anniversary of the Closing Date of such Loans.

“Stipulated Insured Amount” means, in respect of any Aircraft and as of any date of determination, an amount equal to (i) for any Floating Rate Loans, 110% of the aggregate principal amount then outstanding on all Loan Certificates in respect of such Aircraft and (ii) for any Fixed Rate Loans, 115% of the aggregate principal amount then outstanding on all Loan Certificates in respect of such Aircraft.

“Swap Rate” means, as of any Swap Effective Date and as relates to any fixed rate setting provided in Section 3(b)(ii)(1) for any Class and Series of Loan Certificates, the mid-market swap rate as at the time of rate-set on such date, determined by the swap desk of the applicable Agent on a market basis, to effect a swap transaction consistent with the swap described in Hedging Transaction.

Unless the context otherwise requires, any reference herein to any of the Operative Documents refers to such document as it may be modified, amended or supplemented from time to time in accordance with its terms and the terms of each other agreement restricting the modification, amendment or supplement thereof.

Section 2. The Commitment; Funding Procedures; Closing Procedure.

(a) Commitment; Loan Certificates; Special Funding Elections.

(i) The Loans. Subject to the terms and conditions of this Agreement, each of the Loan Participants severally agrees to make secured loans to the Borrower (the “Loans”) in respect of each Designated Aircraft on a date to be designated for such Aircraft pursuant to Section 2(b)(i) hereof, but in no event later than the Commitment Termination Date, in two classes (each, a “Class”): (A) one senior class of Loans to be made by the Senior Loan Participants in an aggregate principal amount of $66,000,000, not to exceed $33,000,000 per Aircraft (the “Senior Loans”) and (B) one junior class of Loans to be made by the Junior Loan Participants in an aggregate principal amount of $12,000,000, not to exceed $6,000,000 per Aircraft (the “Junior Loans”). The aggregate original principal amount of the Loans for all Designated Aircraft shall not exceed $78,000,000 (which amount, for the avoidance of any doubt, shall not be subject to any appraisal or other test or condition precedent).

(ii) Commitment. Each Loan Participant’s funding obligation in respect of any Class shall be its Commitment of the amount thereof (respectively, its “Senior Commitment” and its “Junior Commitment”). Each Loan Participant shall

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receive, as evidence of the Senior Loan and/or Junior Loan made by it, a Loan Certificate(s) of the applicable Class in the amount of such Loan.

(iii) Class and Series. Loan Certificates shall be issued by reference to a particular “Class” and “Series”. The “Class” of any Loan Certificate, designated as “Senior” or “Junior”, shall indicate whether such Loan Certificate is issued in respect of a Senior Loan or a Junior Loan. The “Series” of any Loan Certificate, designated by manufacturer’s serial number of the applicable Designated Aircraft, shall indicate the Designated Aircraft relating to such Loan Certificate. The Class and Series of a Loan Certificate shall be indicated on the face of such Loan Certificate. Each Loan and the related Commitment may be designated as being of the Class and Series of its related Loan Certificates.

(iv) Loan Participants’ Elections. Schedule 1 to Exhibit A hereto sets out the Class of Loan Certificates of each Series that each Loan Participant has irrevocably elected to receive on behalf of itself and its successors, permitted assigns and permitted transferees. Any Loan Certificate initially issued to a Senior Loan Participant shall be and remain a Senior Loan Certificate, and any Loan Certificate initially issued to a Junior Loan Participant shall be and remain a Junior Loan Certificate, in each case, regardless of the Holder thereof. A Loan Certificate, once issued as a particular Class or Series, shall only be transferred, assigned and/or reissued as such Class or Series, as the case may be, entitling its Holder to the rights, and subjecting such Holder to the obligations, applicable to such Class or Series only, as further set forth herein.

(v) Loan Certificates. The Loan Certificates shall be substantially in the form set forth in Exhibit C. On the Delivery Date of each Designated Aircraft, the Borrower shall issue Loan Certificates in respect of such Aircraft in an aggregate amount equal to the Original Amount constituting (A) the Senior Commitment advanced by the Senior Loan Participants for such Aircraft and (B) the Junior Commitment advanced by the Junior Loan Participants for such Aircraft.

(b) Funding Procedures.

(i) Funding Date. In connection with the financing of any Designated Aircraft hereunder, the Borrower agrees to give each Loan Participant, each Agent and the Security Trustee at least three Business Days’ prior written notice of the anticipated Delivery Date of such Aircraft (for any Designated Aircraft, its “Funding Date”), which date shall be a Business Day not later than the Commitment Termination Date, and which notice shall be in substantially the form of the Notice of Borrowing attached hereto as Exhibit A.

(ii) Account. In order to facilitate the timely closing of the transactions contemplated hereby on any Funding Date, the Borrower, by delivery of the Notice of Borrowing to the Loan Participants and each Agent, irrevocably instructs such Loan Participants to wire transfer (for receipt by no later than 10:00 a.m. New York City time) on such Funding Date its Commitment by the wiring of immediately available

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funds (reference: Virgin/Bank 2015) to the account of the Security Trustee at the Payment Office (the “Account”).

(iii) Deposit. The funds so paid by each Loan Participant (the “Deposit”) into the Account are to be held by the Security Trustee for the account of such Loan Participant. Subject to paragraph (vi) below, upon the satisfaction (as determined by each Loan Participant) or waiver of the conditions precedent set forth in Section 4(b) hereof in respect of the applicable Designated Aircraft, such Loan Participant (or its special counsel acting on its behalf) shall instruct the Security Trustee to disburse the Deposit for application of its Commitment for such Aircraft as instructed by the Borrower.

(iv) Investment of Deposit. If, for any reason, the applicable Designated Aircraft to be financed hereunder on its Funding Date shall not be so financed on such date, the Deposit, and earnings thereon, will be invested and reinvested by the Security Trustee at the sole direction, for the account, and at the risk of the Borrower in an overnight investment selected by the Borrower and acceptable to the Security Trustee having consulted with the Loan Participants. Upon the Borrower’s oral (to be confirmed in writing) instructions, earnings on any such investments shall be applied to the Borrower’s payment obligations to each Loan Participant under this Section 2(b) or released to the Borrower to the extent of such earnings.

(v) Interest After Funding Date. If the actual Delivery Date for the applicable Designated Aircraft is a date falling after its Funding Date, the Borrower shall pay interest hereunder to each Loan Participant on the amount of its Commitment transferred to the Security Trustee for each Loan Certificate as indicated on Schedule 1 to the Notice of Borrowing for the period from and including such Funding Date to but excluding the earlier of (A) the Delivery Date for such Aircraft or (B) the Cutoff Date (as defined below). For each Loan Participant, such interest shall accrue on the amount of such Loan Participant’s Commitment transferred to the Security Trustee at the Applicable Rate. Interest on the Commitments accrued pursuant to the preceding sentence shall (I) if accrued to the Delivery Date for such Aircraft, be paid on the first Interest Payment Date and (II) if accrued to the Cutoff Date, be due and payable to each Loan Participant within three Business Days of such date.

(vi) Cutoff Date. If for any reason, other than the failure of any Loan Participant to comply with the terms hereof, the Delivery Date for the applicable Designated Aircraft shall not have occurred on or prior to seven Business Days (or such longer period as mutually agreed by the Borrower and the Underwriters) after the Funding Date for such Aircraft (the “Cutoff Date”), the Borrower hereby irrevocably agrees that each Loan Participant may cancel, terminate or otherwise unwind its funding arrangements made in the London interbank market or otherwise to fund its Commitment on the Funding Date, and the Security Trustee shall return each Loan Participant’s Commitment to it, subject, however, to such Loan Participant’s continuing commitment to fund as provided herein.

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(vii) Unwinding. In the event of the occurrence of the events described in paragraph (vi) above, (1) the Borrower agrees to pay each Loan Participant promptly (but in any event within three Business Days of the relevant Cutoff Date) (A) an amount of liquidated damages equal to any Swap Breakage Loss plus any loss incurred in connection with the unwinding or liquidating of any deposits or funding or financing arrangement with its funding sources and (B) without duplication of the amounts covered by the preceding clause (A), all reasonable out-of-pocket costs and expenses of such Loan Participant (including, without limitation, reasonable legal costs and expenses) incurred by such Loan Participant described in the definition of Transaction Expenses in Section 12 hereof; and (2) each Loan Participant agrees, so long as no Event of Default shall have occurred and be continuing, to pay to the Borrower promptly (but in any event within three Business Days of the relevant Cutoff Date) any Swap Breakage Gain in connection with the unwinding or liquidating of any deposits or funding or financing arrangement with its funding sources.

(c) Registrations Upon Closing. Subject to the terms and conditions of this Agreement, and simultaneously with receipt by the Borrower of the proceeds of the Loans made in connection with any Designated Aircraft pursuant to this Section 2, the Borrower shall authorize (i) the delivery and filing for record at the FAA of the Mortgage and the Mortgage Supplement for such Aircraft and (ii) the registration at the International Registry of the Security Trustee’s international interest in the related Airframe and each Engine.

(d) Funding Mechanics. On the Delivery Date for the Designated Aircraft specified in the Borrower’s notice referred to in Section 2(b)(i) hereof, subject to the terms and conditions of this Agreement, each Loan Participant, through the Security Trustee, agrees to pay the amount of its Commitment to the Borrower by wire transferring such amounts to the account of the Borrower as set forth on Schedule I hereto or to such other account as the Borrower shall direct the Security Trustee in writing, upon closing.

(e) Closing Location. The closing with respect to the financing of each Aircraft shall take place at the offices of Vedder Price P.C., 1633 Broadway, New York, New York 10019.

Section 3. Loan Economics.

(a) Principal Amortization.

(i) Senior Loans. The aggregate principal amount of the Senior Loan Certificates of each Series shall amortize quarterly on each Interest Payment Date (the first of which being the first Interest Payment Date following the Delivery Date of the related Designated Aircraft), as provided in Schedule 3(a)(i) hereto.

(ii) Junior Loans. The aggregate principal amount of the Junior Loan Certificates of each Series shall amortize quarterly on each Interest Payment Date (the first of which being the first Interest Payment Date following the Delivery Date of the related Designated Aircraft) as provided in Schedule 3(a)(ii) hereto.

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(iii) Amortization Schedules. The aggregate amortization schedules for the Loans of each Series and Class shall, based on the foregoing, be appended to the Mortgage Supplement delivered in connection with such Series (reflecting the Interest Payment Dates applicable thereto).

(b) Interest. The Borrower shall, subject to the terms and conditions of this Section 3(b), have the right to elect on or prior to the date that is two Business Days prior to the Funding Date for any Designated Aircraft that either Class of Loans in respect of such Designated Aircraft bear interest either at a Floating Rate or a Fixed Rate.

(i) Floating Rate. If the Borrower shall not have notified the Loan Participants of its request, pursuant to the Notice of Borrowing in respect of any Designated Aircraft, to have a particular Class of Loans in respect of such Designated Aircraft bear interest at a Fixed Rate, then the Applicable Rate for such Class and Series of Loans and related Loan Certificates shall be, for each Interest Period, the applicable Floating Rate for such Interest Period. Interest on each Loan of each Series payable by reference to the Floating Rate shall be payable quarterly in arrears on each Interest Payment Date for such Series and shall be calculated on the basis of a year of 360 days and actual number of days elapsed.

(ii) Fixed Rate Setting. The Borrower may notify the Loan Participants of its request, pursuant to the Notice of Borrowing in respect of any Designated Aircraft, for a particular Class of Loans in respect of such Designated Aircraft to bear interest at a Fixed Rate, which Fixed Rate shall be fixed two Business Days prior to the Funding Date for such Aircraft (the “Swap Effective Date”). Upon delivery by the Borrower of the Notice of Borrowing relating to any Fixed Rate Loans of a particular Series and Class to the relevant Agent and Loan Participants, the following procedures shall apply to determine the “Fixed Rate” for such Loans of such Series and Class:

(1) Notification of Rate. No later than 11:30 a.m. New York time (but no earlier than 11:00 a.m. New York time) on the second Business Day prior to the applicable Funding Date, the applicable Agent, the applicable Loan Participants and the Borrower shall convene a conference call during which such Agent will notify the Borrower of a single fixed rate of interest to be used as the basis for the calculation of the Fixed Rate for the applicable Series and Class of Loans. Such Fixed Rate for any Class and Series of Loan Certificates shall be the sum of (A) the Swap Rate plus (B) the Applicable Margin plus (C) the Fixed Rate Margin, and shall be the “Fixed Rate” for the Loan Certificates of such Class and Series, effective on the Swap Effective Date; provided that if such Fixed Rate cannot be established because the Borrower does not agree to the Swap Rate quoted by the relevant Agent, then Section 3(b)(i) shall apply to such Class and Series of Loans as though the Borrower never requested such Loans to bear interest at a Fixed Rate.

(2) Fixed Rate Stipulation. The Fixed Rate, as so established for the Loan Certificates of any Series and Class, shall be included on the cover page of the applicable Loan Certificates at issuance thereof.

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(3) Rate Swaps Sophistication. The Borrower understands and acknowledges that, in order to provide any Fixed Rate, the Loan Participants may be entering into one or more interest rate swaps or other hedging transactions (which may be effected internally (including on a notional basis) or externally), and that it has assessed the risks (including but not limited to risks in relation to any Swap Breakage Loss), benefits and consequences of obtaining a fixed interest so as to procure a fixed rate funding. The Borrower confirms that it is solely responsible for any decision to select a Fixed Rate for any Loan, having relied on its own independent business judgment and advisers in connection herewith.

(iii) Fixed Rate. If the Applicable Rate for any Class and/or Series of Loan Certificates and the related Loans in respect of any Designated Aircraft is calculated by reference to a Fixed Rate:

(1) Interest Generally. Interest on such Loan shall be payable quarterly in arrears on each Interest Payment Date and shall be calculated on the basis of a year of 360 days and actual number of days elapsed.

(2) Swap Breakage on Prepayment. On the date of any prepayment of such Loan Certificates, the Borrower may request that each Loan Participant advise the Security Trustee and the Borrower by 11:00 a.m., New York time, on such date of the Swap Break Amount applicable to such event.

(3) Payment of Swap Breakage Gain. Loan Participant agrees that, so long as no Special Default or Event of Default shall have occurred and be continuing, it shall promptly pay to the Borrower at such account as the Borrower may specify any Swap Breakage Gain in respect of the Loan Certificates, except that it may first deduct therefrom any amounts then due and owing to it under the Operative Documents and apply any amount so retained to the satisfaction thereof. Each Holder may retain any Swap Breakage Gain that arises after the occurrence of a Special Default or an Event of Default as security for the obligations of the Borrower until the earlier of (i) the date that such Special Default or Event of Default is cured by the Borrower (or, if such Holder reasonably anticipates that its costs and expenses incurred in connection with such Special Default or Event of Default cannot be determined at such time, the earlier of (x) the date such costs and expenses can be determined and (y) five Business Days after the date such Special Default or Event of Default is cured), promptly following which date such amount shall be paid over to the Borrower, except that such Holder may first deduct therefrom any amounts then due and owing to it under the Operative Documents and apply any amount so retained to the satisfaction thereof, or (ii) the date that Section 9.07 of the Mortgage shall be applicable, promptly following which date such amounts shall be remitted to the Security Trustee for application as provided in such Section 9.07.

(4) Swap Breakage Estimate. Upon the request of the Borrower to the relevant Agent, such Agent shall obtain from each Loan Participant of the relevant Class, and each such Loan Participant shall provide to

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such Agent, a good faith written estimate of the Swap Breakage Loss or Swap Breakage Gain, as the case may be, in connection with the occurrence, or anticipated occurrence, of any event contemplated by the Operative Documents that might give rise to an obligation to pay Swap Breakage Loss or the right to receive Swap Breakage Gain.

(5) Confirmation of Swap Breakage Estimate. Upon determination by a Loan Participant of any Swap Breakage Loss or Swap Breakage Gain payable to or by it, as the case may be, such Loan Participant will provide to the Borrower a written confirmation confirming such Swap Breakage Loss or Swap Breakage Gain, which confirmed amount shall be determined in accordance with the procedures set out in the definition of “Swap Break Amount”.

(6) Special Junior Lender. Anything herein or in any other Operative Document notwithstanding, if any Junior Loan Participant shall be a Special Junior Lender, such Junior Loan Participant shall neither be entitled to receive any Swap Breakage Loss nor be obligated to pay any Swap Breakage Gain in any circumstance in which Break Amount shall be payable hereunder or under any other Operative Document.

(iv) Past Due Interest. Overdue payments of principal of any Class of Loan (and to the extent permitted by applicable law, overdue payments of interest and other amounts overdue under the Operative Documents) shall bear interest at the Past Due Rate, payable on demand, for any period during which the same shall be overdue.

(c) Structuring Fees. The Borrower agrees to pay to the Security Trustee for account of each Underwriter as and when due the structuring fee specified for such Underwriter in its Fee Letter.

(d) Agency Fee. The Borrower agrees to pay an agency fee to each of the Senior Agent and the Junior Agent in an amount equal to $3,000 per Aircraft per year, which fee shall be payable annually in advance to such Agent on the Closing Date for such Designated Aircraft and each of the anniversary dates thereof (or, if such day is not a Business Day, the next following Business Day). Such fee shall not be refundable. The agency fee for any Agent specified in this Section 3(d) shall cease to be payable from and after the date the Loan Certificates of the applicable Class shall have been paid in full.

(e) Commitment Fees. With respect to each Designated Aircraft, the Borrower agrees to pay to the Security Trustee for account of each Loan Participant a commitment fee accrued for the period from and including the Effective Date to the earlier of (i) the Delivery Date of the second Designated Aircraft and (ii) the Commitment Termination Date, equal to the Commitment Fee Rate calculated on the average daily amount of such Loan Participant’s unutilized Commitment during the period for which payment of the commitment fee is made (calculated on the basis of a year of 360 days and actual days elapsed), payable quarterly in arrears on each three monthly anniversary dates of the Effective Date and on the date the commitment fee ceases to accrue in accordance with the foregoing. As used herein,

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“Commitment Fee Rate” means (A) for any Senior Commitment, 0.75% per annum and (B) for any Junior Commitment, 1.25% per annum.

(f) Market Disruption.

(i) If with respect to any Interest Period for any Aircraft:

(1) LIBOR Screen Unavailable. In the case of a Floating Rate Loan, the Senior Agent or the Junior Agent determines that, by reason of circumstances affecting the London interbank market or any other applicable financial market, adequate and reasonable means do not exist for ascertaining the LIBOR screen rate for an Interest Period and that no more than one of the Reference Banks was able to provide the respective Agent with its offered quotation for US dollar deposits for a period most comparable to such Interest Period to prime banks in the relevant interbank market; or

(2) Cost of Funds. In the case of a Fixed Rate Loan or a Floating Rate Loan, the Majority Senior Lenders or the Majority Junior Lenders, as the case may be, advise the respective Agent that the LIBOR screen rate as determined in accordance with the definition thereof will not adequately and fairly reflect the cost to such Loan Participants of maintaining or funding their respective Loans for any Interest Period, provided that such inadequacy is the result of circumstances affecting banks and other financial institutions participating in the relevant interbank market generally and is not directly and solely the result of a deterioration in the financial or other condition of such Loan Participant,

(each, a “Market Disruption Event”), then so long as such circumstances shall continue, the portion of the Loan that relates to each affected Loan Certificate shall bear interest, for each Interest Period (A) in the case of subclause (1) above, at the Market Disruption Cost of Funds for such Loan Participant, plus the Applicable Margin and (B) in the case of subclause (2) above, at the applicable Interest Rate (whether a Fixed Rate or a Floating Rate) at a per annum rate equal to their respective incremental cost of funds for such Interest Period over the then-current LIBOR.

(ii) Market Disruption Cost of Funds. If the provisions of this Section 3(f) are applicable, then each affected Loan Participant shall report, as provided in paragraph (iv) below, to the Security Trustee, the relevant Agent and the Borrower its cost of funding its share of the Loans for such Interest Period, expressed as a percentage rate per annum (such Loan Participant’s “Market Disruption Cost of Funds”). Based on the report of each affected Loan Participant, the relevant Agent shall calculate the weighted average (all in) interest amount (and equivalent per annum rate) due by the Borrower on the applicable Loan for such Interest Period and provide such calculation to the Borrower and the Security Trustee.

(iii) Report as Certification. The report by any affected Loan Participant to the Security Trustee, the relevant Agent and the Borrower of its cost of

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funds for any Interest Period shall be conclusive, absent manifest error, and shall constitute a certification by such Loan Participant that the interest rate so provided is an accurate, fair and non-discriminatory calculation of its treasury (or comparable) desk’s assessed funding costs which assessment has been made on a fair and non-discriminatory basis for such period relative to similarly situated borrowers from which it is entitled to assess market disruption costs and does not include any mark-up, fees, overhead allocations or other amounts not constituting the interest expense-type cost of obtaining such funding.

(iv) Notice of Cost of Funds. If the provisions of this Section 3(f) are applicable, each affected Loan Participant shall report to the Security Trustee, the relevant Agent and the Borrower its cost of funds for each affected Interest Period as soon as practicable and, in any event, prior to the first day of such Interest Period (or promptly thereafter under circumstances where such costs of funds are generally not available to lenders similarly situated to any affected Loan Participant); provided that if any affected Loan Participant is not able to obtain deposits in the London interbank (or other relevant) market matching such Interest Period, notice of its cost of funds rate shall be provided as follows: (i) prior to the first day of such Interest Period (or promptly thereafter under circumstances where such costs of funds are generally not available to lenders similarly situated to any affected Loan Participant), such Loan Participant shall provide to the Security Trustee, the relevant Agent and the Borrower an approximation of the cost to such Loan Participant of such funding for such Interest Period; and (ii) prior to the last day of such Interest Period (or earlier, to the extent practicable if deposits of a duration longer than one day are obtained), such Loan Participant shall provide to the Security Trustee, the relevant Agent and the Borrower the actual cost to such Loan Participant of such funding for such Interest Period.

(v) Actual/360. All amounts payable under this Section 3(f) shall be calculated on the basis of a year of 360 days and actual number of days elapsed.

(vi) Termination of Market Disruption Event. Upon any Loan Participant affected by a Market Disruption Event confirming to the Security Trustee, the relevant Agent and the Borrower that the event(s) giving rise to such Market Disruption Event have ceased (which confirmation shall be provided promptly on the cessation of such event(s)), the rate of interest applicable to such Loan Participant’s Loans will revert to such rate of interest immediately in effect prior to the occurrence of such Market Disruption Event.

(vii) Substitute Basis for Determination of Cost of Funds. If a Market Disruption Event occurs and is continuing and the Loan Participants or the Borrower so requests, the Loan Participants affected by such Market Disruption Event and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing on a substitute basis for determining the rate of interest payable in respect of the affected Loan Certificates, provided that any alternative basis agreed shall, with the prior consent of each affected Loan Participant and the Borrower, be binding on such parties. If within such 30 day period each of the affected Loan Participants and the Borrower agree upon a substitute basis for determining the rate of interest payable in

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respect of the affected Loan Certificates, such alternative basis shall be retroactive to and effective from the first day of the applicable Interest Period until and including the last day of such Interest Period. For the avoidance of doubt, during any such period of negotiation, the Borrower shall be required to perform its obligations under this Section 3(f).

(viii) Prepayment of Holders affected by a Market Disruption Event. The Borrower shall have the right but not the obligation to prepay the Loans of any Holder affected by a Market Disruption Event (without any Prepayment Fee), together with accrued interest thereon and any Break Amount, or direct the affected Holder to transfer such Holder’s Loans to another person for a purchase price equal to the amount that would otherwise have been paid on such a prepayment.

Section 4. Conditions Precedent.

(a) Conditions Precedent to the Effectiveness of the Commitments. It is agreed by each of the parties hereto that the respective Commitments of each Loan Participant in respect of each Designated Aircraft and the effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(i) Effectiveness Documents. The following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to each Loan Participant and shall be in full force and effect and executed counterparts shall have been delivered to each Loan Participant and its counsel:

(1) this Agreement;

(2) the Mortgage; and

(3) the Intercreditor Agreement.

(ii) Corporate Documents. Each Loan Participant shall have received the following, in each case in form and substance satisfactory to it:

(1) Constitutional Documents of Borrower. A certified copy of the certificate of incorporation and bylaws of the Borrower and a copy of resolutions of the board of directors of the Borrower or the executive committee thereof, certified by the Secretary, an Assistant Secretary or other officer of the Borrower, duly authorizing the execution, delivery and performance by the Borrower of this Agreement, the Mortgage and each other document required to be executed and delivered by the Borrower on the Delivery Date for a Designated Aircraft in accordance with the provisions hereof and thereof;

(2) Signatories of Borrower. A certificate of the Borrower as to the person or persons authorized to execute and deliver this Agreement, the other Operative Documents, and any other documents to be executed on behalf of

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the Borrower in connection with the transactions contemplated hereby and as to the signature of such person or persons;

(3) Incumbency Certificate of Security Trustee. An incumbency certificate of the Security Trustee as to the person or persons authorized to execute and deliver this Agreement, the Mortgage, and any other documents to be executed on behalf of the Security Trustee in connection with the transactions contemplated hereby and as to the signatures of such person or persons (which may be in the form of a general “authorized signatories” certificate);

(4) Security Trustee’s Resolutions. Copy of the resolutions of the board of directors of the Security Trustee, certified by the Secretary or an Assistant Secretary of the Security Trustee, duly authorizing the transactions contemplated hereby and the execution and delivery of each of the documents required to be executed and delivered on behalf of the Security Trustee in connection with the transactions contemplated hereby (which may be in the form of general standing resolutions to carry out its business in the manner contemplated by this Agreement); and

(5) Security Trustee. A copy of the articles of association and by-laws of the Security Trustee, each certified by the Secretary, an Assistant Secretary or other officer of the Security Trustee.

(iii) Know Your Customer of Borrower. Such Loan Participant shall have received any document reasonably requested from the Borrower (not less than five Business Days prior to the Effective Date) by such Loan Participant in order for such Loan Participant to satisfy any “know your customer” requirements with respect to the Borrower.

(iv) Opinions of Counsel. Such Loan Participant shall have received an opinion addressed to such Loan Participant, each Agent and the Security Trustee from (A) Milbank, Tweed, Hadley & McCloy, special New York counsel to the Borrower and (B) the Associate General Counsel or other duly authorized in-house counsel for the Borrower, in each case, in form and substance reasonably satisfactory to the addressees thereof.

(b) Conditions Precedent to the Loan Participants’ Participation in each Designated Aircraft. It is agreed by each of the parties hereto that the respective obligations of each Loan Participant to lend its Commitment to the Borrower in respect of any Designated Aircraft is subject to the satisfaction prior to or on the Delivery Date for such Aircraft of the following conditions precedent:

(i) Notice of Delivery Date. Such Loan Participant shall have received due notice with respect to such Delivery Date for such Aircraft pursuant to Section 2 hereof.

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(ii) No Change in Law. No change shall have occurred after the date of the execution and delivery of this Agreement in applicable law or regulations thereunder or interpretations thereof by appropriate regulatory authorities which, in the reasonable opinion of such Loan Participant would make it a violation of law or regulations for such Loan Participant to make its Commitment available to acquire its Loan Certificate(s) or to realize the benefits of the security afforded by the Mortgage.

(iii) No Material Adverse Change. On such Delivery Date, no material adverse change in the financial condition of the Borrower shall have occurred since December 31, 2014 that would materially and adversely affect the Borrower’s ability to perform its obligations under the Operative Documents.

(iv) Fees. (A) Each Underwriter shall have received its structuring fee specified in Section 3(c) and (B) each Agent shall have received its agency fee specified in Section 3(d).

(v) Certain Documents. The following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to each Loan Participant (acting reasonably) and shall be in full force and effect and executed counterparts shall have been delivered to such Loan Participant and its counsel, provided that only such Loan Participant shall receive an executed original of its Loan Certificate(s) to be issued to it:

(1) the Mortgage Supplement covering such Aircraft and dated the Delivery Date for such Aircraft;

(2) the Loan Certificates of the Series relating to such Aircraft, with Annex A for each Class of Loan Certificate duly completed as provided in Section 3(a) hereof;

(3) the Airframe Warranties Agreement and the Engine Consent and Agreement, in each case, in respect of such Aircraft;

(4) the Warranty Bill of Sale and FAA Bill of Sale for such Aircraft; and

(5) if necessary, a copy of that portion of the Purchase Agreement and Engine Agreement relating to such Aircraft certified by the Secretary, an Assistant Secretary or other officer of the Borrower as being a true and accurate copy of the same that relates to the Assigned Warranties and the related obligations of the Borrower or a successor in interest to the Borrower which has the right to exercise any such warranty.

(vi) Financing Statements. A Uniform Commercial Code financing statement or statements covering all the security interests created by or pursuant to the granting clause of the Mortgage that are not covered by the recording system established by the Federal Aviation Act shall have been duly prepositioned for filing on closing in all places deemed necessary or advisable in the reasonable opinion of counsel for the Loan

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Participants, and any additional Uniform Commercial Code financing statements deemed advisable by such Loan Participant shall have been duly prepositioned for filing on closing and all other action shall have been taken as is deemed necessary or advisable, in the reasonable opinion of counsel for the Loan Participants, to establish and perfect the Security Trustee’s security interest in the applicable Aircraft.

(vii) FAA Actions. All appropriate action required to have been taken by the Federal Aviation Administration, or any governmental or political agency, subdivision or instrumentality of the United States, on or prior to such Delivery Date in connection with the transaction contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals of such entities required to be in effect on such Delivery Date in connection with the transaction contemplated by this Agreement shall have been issued, and all such orders, permits, waivers, authorizations, exemptions and approvals shall be in full force and effect on such Delivery Date.

(viii) Evidence of Title and Security Interests. On such Delivery Date, the following statements shall be true, and such Loan Participant shall have received evidence satisfactory to it (including a printout of the “priority search certificates” (as defined in the Cape Town Convention from the International Registry relating to such Aircraft (and the constituent Airframe and Engines)) to the effect that:

(1) the Borrower has good title to such Aircraft, free and clear of Liens other than (subject to filing and recording of the FAA Bill of Sale with the Federal Aviation Administration and the registration of a contract of sale on the International Registry between the Manufacturer as seller and the Borrower as buyer with respect to the Airframe and Engines of such Aircraft, if the Borrower does not already own such Aircraft) the mortgage and security and international interests created by the Mortgage and the Mortgage Supplement for such Aircraft;

(2) the FAA Bill of Sale, the Mortgage (if not previously filed) and the Mortgage Supplement for such Aircraft have been duly filed with the FAA for recordation (or are in form suitable for recordation and are in the process of being so filed for recordation) and there exist no Liens of record on such Aircraft;

(3) the international interest of the Mortgage Supplement with respect to the Airframe and Engines associated with such Aircraft shall have been registered with the International Registry, and there exists no registered international interest on the International Registry;

(4) such Aircraft has a valid export certificate of airworthiness issued by the Direction générale de l’aviation civile of France;

(5) the Borrower is a U.S. Air Carrier (and such Loan Participant shall have received a copy of the Borrower’s air carrier operating certificate); and

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(6) the Security Trustee is entitled to the protection of Section 1110 of the United States Bankruptcy Code in connection with its right to take possession of such Aircraft in the event of a case under Chapter 11 of the United States Bankruptcy Code in which the Borrower is a debtor.

(ix) Representations and Warranties. On such Delivery Date, (A) the representations and warranties of the Borrower contained in Section 7 of this Agreement shall be true and accurate as though made on and as of such date except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall be true and accurate on and as of such earlier date), and (B) no event shall have occurred and be continuing which constitutes (or would, with the passage of time or the giving of notice or both, constitute) an Event of Default.

(x) Opinion of New York Counsel. Such Loan Participant shall have received an opinion addressed to such Loan Participant, each Agent and the Security Trustee from Milbank, Tweed, Hadley & McCloy, special New York counsel to the Borrower, confirming, among other things, the statement set forth in Section 4(b)(viii)(6) hereof, in form and substance reasonably satisfactory to the addressees thereof.

(xi) Opinion of FAA Counsel. Such Loan Participant shall have received an opinion addressed to such Loan Participant, each Agent and the Security Trustee, and the Borrower from FAA Counsel, in form and substance reasonably satisfactory to the addressees thereof.

(xii) Opinion of Airbus. Such Loan Participant shall have received an opinion addressed to such Loan Participant, each Agent and the Security Trustee from counsel to Airbus S.A.S., in respect of the Bills of Sale, in form and substance reasonably satisfactory to the addressees thereof.

(xiii) Certificate of Borrower. Such Loan Participant shall have received a certificate signed by the President, a Vice President, the Chief Financial Officer, the General Counsel or the Treasurer of the Borrower, dated such Delivery Date, addressed to such Loan Participant and certifying as to the matters stated in paragraphs (ix), (xv) and (xvi) of this Section 4(b).

(xiv) Insurance Certificate and Report. Such Loan Participant shall have received an independent insurance brokers’ report and certificate(s) of insurance, in form and substance reasonably satisfactory to such Loan Participant as to the due compliance with the terms of Article VI of the Mortgage relating to insurance with respect to such Aircraft and a certificate, in form and substance reasonably acceptable to such Loan Participant, signed by the Treasurer, Chief Financial Officer, the President, a Vice President or General Counsel of the Borrower confirming indemnification or insurance provided by the United States and evidence of such indemnification or insurance, if any.

(xv) No Event of Loss. On such Delivery Date it shall be true that no Event of Loss (or event which with the passage of time would become an Event of Loss)

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with respect to such Aircraft (or constituent Airframe) or any associated Engine has occurred.

(xvi) No Governmental Action. No action or proceeding shall have been instituted nor shall governmental action be threatened before any court or governmental agency, nor shall any order, judgment or decree have been issued or proposed to be issued by any court or governmental agency at the time of such Delivery Date to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or the transaction contemplated hereby.

(xvii) Know Your Customer of Security Trustee. Such Loan Participant shall have received any document reasonably requested from the Security Trustee (not less than five Business Days prior to the initial Funding Date) by such Loan Participant in order for such Loan Participant to satisfy any “know your customer” requirements with respect to the Security Trustee; provided that, should the Security Trustee fail to provide any such document or the Security Trustee fails to pass a “know your customer” test of a Loan Participant, the Loan Participants shall appoint a successor Security Trustee pursuant to Section 14(h).

Promptly upon the recording of the Mortgage and the Mortgage Supplement at the FAA covering such Aircraft pursuant to the Federal Aviation Act, the Borrower will cause FAA counsel to deliver to each Loan Participant and the Borrower an opinion as to the due and valid registration of such Aircraft in the name of the Borrower, the due recording of the FAA Bill of Sale, the Mortgage and the Mortgage Supplement covering such Aircraft and the lack of filing of any intervening documents with respect to such Aircraft. Following the Delivery Date for such Aircraft, the Loan Participants may, if required by applicable law to perfect the security interest granted in any Assigned Warranties, cause a huissier to serve a copy of a notice delivered on such Delivery Date to the Aircraft Manufacturer in accordance with Article 1690 of the French Civil Code.

(c) Conditions Subsequent. The following conditions shall be conditions subsequent to the financing of any Designated Aircraft on its Delivery Date:

(i) Within two Business Days of such Delivery Date, each Loan Participant shall have received evidence that such Aircraft has been duly certified as to type and airworthiness by the FAA, and the Borrower has authority to operate such Aircraft (and each Loan Participant shall have received a copy of the airworthiness certificate for such Aircraft); and

(ii) Within 10 days of such Delivery Date, each Loan Participant shall have received evidence that such Aircraft has been duly registered in the name of the Borrower under the Federal Aviation Act, and such Loan Participant shall have received a copy of the FAA certificate of registration for such Aircraft.

Failure to satisfy these conditions subsequent within such time frame shall, on notice of the Security Trustee to the Borrower, constitute an automatic Event of Default.

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Section 5. Closing Procedure.

(a) Filings with FAA. Following the Borrower’s notice of the Delivery Date for any Designated Aircraft as provided in Section 2 hereof, the parties will pre-position the executed Mortgage and/or Mortgage Supplement with FAA Counsel in Oklahoma City, Oklahoma, together with the FAA Bill of Sale (and photocopy of the Warranty Bill of Sale) for such Aircraft, the AC Form 8050-1 Aircraft Registration Application for such Aircraft in the name of the Borrower, and an AC Form 8050-135 FAA Entry Point Filing Form (which the parties agree shall be prepared by FAA Counsel). On the Delivery Date for a Designated Aircraft and in sufficient time to permit the closing to occur during business hours of the FAA in Oklahoma City, Oklahoma, each Loan Participant will wire transfer its Commitment prior to 10:00 a.m. New York time for such Aircraft to the Security Trustee. On such Delivery Date, by conference telephone call among the Manufacturer, the Borrower, the Loan Participants (and/or their counsel acting on their behalf), each Agent, the Security Trustee and FAA Counsel, the Manufacturer will authorize the filing of the FAA Bill of Sale for such Aircraft to be delivered on such Delivery Date and the Borrower will cause the ownership interest of the Airframe and each Engine associated with such Aircraft to be duly registered with the International Registry as a contract of sale and Borrower will authorize the filing of each of the AC Form 8050-135 FAA Entry Point Filing Form, the AC Form 8050-1 Aircraft Registration Application, the Mortgage and/or the Mortgage Supplement for such Aircraft upon receipt by the Manufacturer of the purchase price for such Aircraft and receipt by the Borrower (or its order) of the Loans for such Aircraft. The irrevocable authorization to FAA Counsel to date and file the FAA Bill of Sale, the AC Form 8050-135 FAA Entry Point Filing Form, the AC Form 8050-1 Aircraft Registration Application, and the Mortgage and/or Mortgage Supplement for such Aircraft will occur prior to the transfer of the Loan for such Aircraft to or for account of the Borrower, but the filing will not occur until the Borrower’s (or its order) receipt of the funds at the designated account and the Manufacturer has released the Warranty Bill of Sale. The Loan Certificate(s) will be delivered to the Loan Participants and legal opinions delivered to all parties immediately following the transfer of the related Loan as provided in Section 2(c).

(b) Registrations by FAA Counsel. The Borrower irrevocably authorizes FAA counsel to file with the FAA the Mortgage and/or Mortgage Supplement and register the appropriate international interests with the International Registry for each Designated Aircraft following the closing of the financing for such Aircraft. FAA counsel may rely, without any further investigation, on any statement or certification by the Security Trustee that the closing of the financing for such Aircraft has occurred.

(c) Discharges in Event of Failure to Fund. If the financing for any Designated Aircraft shall fail to occur utilizing the Commitments hereunder, the Security Trustee agrees to register, at the Borrower’s cost, a discharge at the International Registry of any international interest in favor of the Security Trustee in respect of the related Airframe and the Engines.

(d) International Registry Filings. Each of the parties hereto consents to the registration with the International Registry of the international interests with respect to the Mortgage and each Mortgage Supplement, and each party hereto covenants and agrees that it will take all such action reasonably requested by the Borrower or the Security Trustee in order to

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make any registrations with the International Registry, including becoming a transacting user entity with the International Registry and providing consents to any registration as may be contemplated by the Operative Documents.

Section 6. Extent of Interest of Holders. No Holder shall have any further interest in, or other right with respect to, the mortgage and security interests created by the Mortgage when and if the Original Amount of and interest on all Loan Certificates in respect of all Aircraft held by such Holder and all other sums payable to such Holder hereunder, under the Mortgage and under such Loan Certificates shall have been paid in full, provided, however, to the extent, for any reason, any such sums paid to a Holder are rescinded or must otherwise be restored by such Holder, the obligations of the Borrower and the security interests created by the Mortgage shall be automatically reinstated with respect to such Holder and the Security Trustee, as applicable.

Section 7. Representations and Warranties.

(a) Borrower’s Representations and Warranties. The Borrower represents and warrants that on the date hereof and on the Delivery Date for each Designated Aircraft:

(i) Existence. The Borrower is a corporation duly organized and validly existing in good standing pursuant to the laws of the State of Delaware; is duly qualified to do business as a foreign corporation in each jurisdiction in which its operations or the nature of its business requires to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the Borrower or its business; is a U.S. Air Carrier; and has the corporate power and authority to engage in air transport and to carry on scheduled passenger service as presently conducted, to own each Aircraft and to enter into and perform its obligations under the Operative Documents.

(ii) Authorization. The execution, delivery and performance by the Borrower of the Operative Documents will, on such Delivery Date, have been duly authorized by all necessary corporate action on the part of the Borrower, do not require any stockholder approval, or approval or consent of any trustee or holders of any indebtedness or obligations of the Borrower except such as have been duly obtained by such Delivery Date and will on such Delivery Date be in full force and effect, and none of such Operative Documents contravenes any law, judgment, government rule, regulation or order binding on the Borrower or the certificate of incorporation or bylaws of the Borrower or contravenes the provisions of, or constitutes a default under, or results in the creation of any Lien (other than Permitted Liens) upon the property of the Borrower under, any indenture, mortgage, contract or other agreement to which the Borrower is a party or by which it or its properties may be bound or affected.

(iii) No Additional Authorization. Neither the execution and delivery by the Borrower of the Operative Documents nor the performance by the Borrower of its obligations thereunder requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of any Federal, state or foreign government authority or agency, except for (A) the orders, permits, waivers, exemptions, authorizations and approvals of the regulatory authorities having jurisdiction

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over the operation of each Aircraft by the Borrower, which orders, permits, waivers, exemptions, authorizations and approvals have been duly obtained or will on or prior to such Delivery Date be duly obtained, and will on such Delivery Date be in full force and effect, (B) any normal periodic and other reporting requirements under the Federal Aviation Act and the regulations promulgated thereunder and the applicable rules and regulations of the FAA, in each case to the extent required to be given or obtained only after such Delivery Date and (C) any filings, registrations or applications specifically described in this Agreement.

(iv) Enforceability. The Operative Documents to which the Borrower is a party delivered on or prior to the date hereof or such Delivery Date, as the case may be, each constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with the terms thereof except as such may be limited by equitable principles or applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(v) No Pending Actions. There are no pending or threatened actions or proceedings before any court, arbitrator or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) is expected to have a material and adverse effect on the financial condition of the Borrower or the ability of the Borrower to perform its obligations under the Operative Documents.

(vi) Validity of Security Interests. Except for (A) the filing with the FAA of an FAA Entry Point Filing Form – AC Form 8050-135 and the procurement of unique authorization code for the following registrations on the International Registry and the registration of such interests on the International Registry: (i) the contracts of sale with respect to the related Airframe and Engine constituted by the FAA Bill of Sale and/or the Warranty Bill of Sale with the Manufacturer as seller and the Lessor as buyer, and (ii) the international interests with respect to the related Airframe and each Engine constituted by the Mortgage and the related Mortgage Supplement (incorporating the terms of the Mortgage) with the Security Trustee as creditor and the Owner as debtor, (B) the filing for recording pursuant to the Federal Aviation Act of the FAA Bill of Sale for such Aircraft (and the application for registration of such Aircraft in the name of the Borrower) and the Mortgage with the Mortgage Supplement for such Aircraft and (C) the filing of financing statements (and continuation statements at periodic intervals) with respect to the interests created by such documents under the Uniform Commercial Code of Delaware and such other states as may be specified in the opinion furnished pursuant to Section 4(b)(x) hereof, no further action, including any filing or recording of any document (including any financing statement in respect thereof under Article 9 of the Uniform Commercial Code of any applicable jurisdiction), is necessary or advisable in order to establish and perfect the first mortgage Lien on such Aircraft in favor of the Security Trustee pursuant to the Mortgage or to establish as against third parties the international interest under the Mortgage in any applicable jurisdiction in the United States.

(vii) No Defaults. There has not occurred any event which constitutes a Default or an Event of Default under the Mortgage which is presently continuing.

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(viii) Finances of Borrower. (x) On the date hereof (in the case of the December 31, 2014 financial statements) and on the Delivery Date for a Designated Aircraft, the statements of financial position of the Borrower as of December 31, 2014 and March 31, 2015 and the related statements of earnings and cash flow of the Borrower in all material respects for the year and fiscal quarter, as the case may be, then ended, copies of which have been furnished to each Loan Participant, fairly present the financial condition of the Borrower at such date and the results of operations and cash flow of the Borrower for the period ended on such dates, in accordance with generally accepted accounting principles consistently applied, subject, in the case of the March 31, 2015 statements, to normal year-end adjustments, and (y) since December 31, 2014 there has been no material adverse change in such condition having a material adverse effect on the Borrower’s ability to perform its obligations under the Operative Documents.

(ix) Liens on Aircraft. On the Delivery Date for a Designated Aircraft, the Borrower will have good title to such Aircraft free and clear of all Liens, except the Lien of the Mortgage. On the Delivery Date for a Designated Aircraft, such Aircraft (A) shall have a valid export certificate of airworthiness as to type and airworthiness, (B) will have been insured by the Borrower in accordance with the terms of the Mortgage, will have suffered no Event of Loss and will be in the condition and state of repair required under the terms of the Mortgage and (C) will have the necessary instruments filed with the FAA in order to duly register such Aircraft in the name of the Borrower under the Federal Aviation Act.

(x) Securities Compliance. Assuming the Loan Participants are acquiring their Loan Certificates in the ordinary course of their commercial banking business, none of the transactions contemplated by this Agreement will violate or result in a violation of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto.

(xi) No Public Offering. Neither the Borrower nor anyone acting on behalf of the Borrower has directly or indirectly offered any interest in the Loan Certificates for sale to, or solicited any offer to acquire any of the same from, anyone other than the Loan Participants and not more than 35 other institutions believed capable of evaluating and bearing the risks of investment in the transactions contemplated hereby.

(xii) No ERISA Violation. (v) The Borrower has not engaged in any transaction in connection with which the Borrower could be subjected to either a material civil penalty assessed pursuant to Section 502(i) of ERISA, or a material tax imposed by Section 4975 of the Code; (w) no material liability to the Pension Benefit Guaranty Corporation (other than liability for premiums) has been incurred by the Borrower with respect to any Plan; (x) there has been no event or condition which presents a material risk of termination of any Plan by the Pension Benefit Guaranty Corporation; (y) the Borrower and any affiliate (as defined below) has not committed, or does not expect to commit, a failure described in ERISA Section 303(k)(1) or Section 430(k)(1) of the Code (whether or not waived) with respect to any Plan; and (z) no material amount of “withdrawal liability,” as that term is used in Section 4201 of ERISA, has been or is expected to be incurred by the Borrower nor has the Borrower or any affiliate of the

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Borrower been notified by any multi-employer plan (within the meaning of Section 3(37)(A) of ERISA) that such multi-employer plan is in reorganization or insolvency within the meaning of Section 4241 or Section 4245 of ERISA or that such multi-employer plan intends to terminate or has been terminated under Section 4041A of ERISA (for purposes of subclauses (y) and (z), the term “affiliate” shall mean any corporation or person (within the meaning of ERISA Section 3(9)) which together with the Borrower and any other related entity would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(xiii) No “Prohibited Transactions”. Assuming the accuracy of the representations set forth in Section 7(b)(ii) (and Section 6(ii) of each Assignment and Assumption Agreement, if any), the purchase and holding of the Loan Certificates will not result in a “prohibited transaction,” within the meaning of Section 406 of ERISA or Section 4975 of the Code which could subject the Borrower to any tax or penalty pursuant to Section 4975 of the Code or Section 502(i) of ERISA.

(xiv) Investment Company. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(xv) No Material Misstatement or Omission. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Security Trustee, any Agent or any Loan Participant in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(xvi) Federal Reserve Regulations. No part of the proceeds of any Loan hereunder will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve, including Regulations U and X.

(xvii) Cape Town Matters. (A) The Borrower: is a “transacting user entity” (as such term is defined in the Regulations of the International Registry); is “situated”, for the purposes of the Cape Town Convention, in the United States; and on such Delivery Date will have the power to “dispose” (as such term is used in the Cape Town Convention) of the Airframe and related Engines financed on the Delivery Date for an Aircraft; (B) the Airframe and related Engines financed on such Delivery Date are “aircraft objects” (as defined in the Cape Town Convention); (C) the United States is a Contracting State under the Cape Town Convention; and (D) the FAA Bill of Sale for the Airframe and/or the Warranty Bill of Sale for such Airframe and related Engines constitutes a “contract of sale” (as defined in the Cape Town Convention) and the Mortgage and the Mortgage Supplement for such Aircraft conveys an international interest in such Airframe and related Engines.

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(xviii) AML Laws; Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions. None of (a) the Borrower, any subsidiary or any of their respective directors or officers, or, to the knowledge of the Borrower, any of their respective employees or Affiliates, or (b) to the knowledge of the Borrower, any agent of the Borrower or any subsidiary or other Affiliate that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person, or (ii) is in violation of AML Laws, Anti-Corruption Laws, or Sanctions. No Loans, use of proceeds or other transaction contemplated by this Agreement will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions by any person participating in the transactions contemplated by this Agreement, whether as lender, borrower, guarantor, agent, or otherwise. The Borrower represents that, except as disclosed to each Agent and the Loan Participants prior to the date hereof, neither it nor any of its subsidiaries, nor its parent company, or, to the knowledge of the Borrower, any other Affiliate has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.

(b) Representations and Warranties of the Security Trustee and Loan Participants.

(i) The Security Trustee represents and warrants that:

(1) Authorization. It has all power, authority, and legal right to execute, deliver, and carry out the terms of each of the Operative Documents to which the Security Trustee is a party.

(2) Execution. It has duly authorized the execution and delivery of this Agreement and the other Operative Documents to which it is a party.

(3) No Violation. The Security Trustee’s execution and delivery of each Operative Document to which it is a party will not result in any violation of, or be in conflict with, or constitute a default under, any of the provisions of its organizational documents, or of any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, note or bond purchase agreement, license, bank loan, credit agreement, or other agreement to which it is a party or by which it is bound, and will not contravene any existing law, governmental rule or regulation of the State of Utah, any existing law, governmental rule or regulation of the United States of America which governs the Security Trustee’s banking and trust powers, judgment or order applicable to or binding on the Security Trustee.

(4) No Approvals. Neither the Security Trustee’s execution and delivery of the Operative Documents to which it is a party, nor the Security Trustee’s consummation of any of the transactions contemplated thereby, requires

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the consent or approval of, giving of notice to, or registration with any governmental authority.

(5) The Security Trustee is a transacting user entity.

(ii) Loan Participants’ Representations and Warranties. Each Loan Participant severally represents and warrants that on the date hereof and on the Delivery Date for each Designated Aircraft:

(1) it is acquiring its interest in its Loan Certificates either (A) in the ordinary course of its general banking business or (B) for investment and not with a view to any distribution thereof that would require registration under the Securities Act of 1933, as amended, subject, however, to the disposition of its property being at all times within its control;

(2) the Operative Documents to which it is a party delivered on or prior to the date hereof or such Delivery Date, as the case may be, each constitute legal, valid and binding obligations of such Loan Participant enforceable against such Loan Participant in accordance with the terms thereof except as such may be limited by equitable principles or applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally; and

(3) either (i) no part of the funds to be used by it for the purchase of the Loan Certificates shall constitute “plan assets” as defined in Section 3(42) of ERISA or otherwise, nor shall its interest become “plan assets” during the period it holds the Loan Certificates or (ii) its purchase and holding of the Loan Certificates shall be covered by a prohibited transaction class exemption issued by the U.S. Department of Labor.

Section 8. Indemnities.

(a) General Indemnity.

(i) Subject to the next following paragraph, the Borrower hereby agrees to indemnify each Indemnitee against, and agrees to protect, save and keep harmless each of them from any and all Expenses imposed on, incurred by or asserted against any Indemnitee arising out of or directly resulting from (A) the operation, possession, use, maintenance, overhaul, testing, registration, reregistration, delivery, non-delivery, lease, nonuse, modification, alteration, or sale of any Aircraft, any Airframe or any Engine, or any engine used in connection with such Airframe or any part of any of the foregoing by the Borrower, any lessee or any other Person whatsoever, whether or not such operation, possession, use, maintenance, overhaul, testing, registration, reregistration, delivery, non-delivery, lease, nonuse, modification, alteration, or sale is in compliance with the terms of the Mortgage, including, without limitation, claims for death, personal injury or property damage or other loss or harm to any person whatsoever and claims relating to any laws, rules or regulations pertaining to such operation, possession, use, maintenance, overhaul, testing, registration, reregistration, delivery, non-

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delivery, lease, non-use, modification, alteration, sale or return including environmental control, noise and pollution laws, rules or regulations; (B) the manufacture, design, purchase, acceptance, rejection, delivery, or condition of such Aircraft, such Airframe or any Engine, any engine used in connection with such Airframe, or any part of any of the foregoing including, without limitation, latent and other defects, whether or not discoverable, or trademark or copyright infringement; (C) any breach of or failure to perform or observe, or any other noncompliance with, any covenant or agreement to be performed, or other obligation of the Borrower under any of the Operative Documents to which it is a party, or the falsity of any representation or warranty of the Borrower in any of the Operative Documents to which it is a party; (D) the offer, sale and delivery by the Borrower or anyone acting on behalf of the Borrower of any Loan Certificates or successor debt obligations issued in connection with the refunding or refinancing thereof (including, without limitation, any claim arising out of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other Federal or state statute, law or regulation, or at common law or otherwise relating to securities (collectively “Securities Liabilities”)) (the indemnity provided in this clause (D) to extend also to any Person who controls an Indemnitee, its successors, assigns, employees, directors, officers, servants and agents within the meaning of Section 15 of the Securities Act of 1933, as amended); and (E) the transactions contemplated by the Operative Documents or any lease under the Mortgage, any Event of Default under the Mortgage or the enforcement against the Borrower of any of the terms thereof (including, without limitation, Article IX of the Mortgage).

(ii) Limitations on Indemnity. The foregoing indemnity shall not extend to any Expense of any Indemnitee to the extent attributable to one or more of the following: (1) acts or omissions involving the willful misconduct or gross negligence of such Indemnitee or any Person acting on behalf of such Indemnitee (other than gross negligence imputed to such Indemnitee solely by reason of its interest in any Aircraft); (2) the failure by such Indemnitee to perform or observe any agreement, covenant or condition in any of the Operative Documents applicable to it, including, without limitation, the creation or existence of a Security Trustee Lien or a Lender Lien (except to the extent such failure was caused directly by the failure of the Borrower to perform any of its obligations under the Operative Documents); (3) any representation or warranty by such Indemnitee in the Operative Documents or in connection therewith being incorrect in any material respect; (4) with respect to any Indemnitee, a disposition (voluntary or involuntary) by such Indemnitee of all or any part of such Indemnitee’s interest in such Airframe, any Engine or in any Operative Document other than during the continuance of an Event of Default; (5) other than amounts necessary to make payments on an after-tax basis pursuant to Section 8(a)(iii), any Tax, or increase in Tax liability under any applicable law whether or not the Borrower is required to indemnify for such Tax pursuant to Schedule III hereto; (6) acts or events occurring after the transfer of possession of an Aircraft pursuant to Article IX of the Mortgage except to the extent that such Claim is attributable to acts occurring in connection with the exercise of remedies pursuant to Section 9.01 of the Mortgage following the occurrence and continuance of an Event of Default; (7) a failure on the part of the Security Trustee or either Agent to distribute in accordance with this Agreement or the Mortgage any amounts received and distributable by it hereunder or thereunder; and (8) any Expense which is payable or

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borne by a Person other than the Borrower pursuant to any provision of any Operative Document.

(iii) Taxes. The Borrower further agrees that any payment or indemnity pursuant to this Section 8(a) in respect of any “Expense” shall be in an amount which, after deduction of all Taxes required to be paid by such recipient with respect to such payment or indemnity under the laws of any Federal, state or local government or taxing authority in the United States, or under the laws of any taxing authority or governmental subdivision of a foreign country, or any territory or possession of the United States or any international authority, shall be equal to the excess, if any, of (A) the amount of such Expense over (B) the net reduction in Taxes required to be paid by such recipient resulting from the accrual or payment of such Expense.

(iv) Claims Against Indemnities. If a claim is made against an Indemnitee involving one or more Expenses and such Indemnitee has notice thereof, such Indemnitee shall promptly after receiving such notice give notice of such claim to the Borrower; provided that the failure to provide such notice shall not release the Borrower from any of its obligations to indemnify hereunder except to the extent that the Borrower is prejudiced as a result of the failure to give such notice in a timely fashion, and no payment by the Borrower to an Indemnitee pursuant to this Section 8(a) shall be deemed to constitute a waiver or release of any right or remedy which the Borrower may have against such Indemnitee for any actual damages as a result of the failure by such Indemnitee to give the Borrower such notice. The Borrower shall be entitled, at its sole cost and expense, acting through counsel reasonably acceptable to the respective Indemnitee, so long as the Borrower has acknowledged in writing its responsibility for such Expense hereunder (unless such Expense is covered by clause (ii) of this Section 8(a), except that such acknowledgment does not apply if the decision of a court or arbitrator provides that the Borrower is not liable hereunder), (A) in any judicial or administrative proceeding that involves solely a claim for one or more Expenses, to assume responsibility for and control thereof, (B) in any judicial or administrative proceeding involving a claim for one or more Expenses and other claims related or unrelated to the transactions contemplated by the Operative Documents, to assume responsibility for and control of such claim for Expenses to the extent that the same may be and is severed from such other claims (and such Indemnitee shall use its reasonable efforts to obtain such severance), and (C) in any other case, to be consulted by such Indemnitee with respect to judicial proceedings subject to the control of such Indemnitee and to be allowed, at the Borrower’s sole expense, to participate therein. The Indemnitee may participate at its own expense and with its own counsel in any judicial proceeding controlled by the Borrower pursuant to the preceding provisions. Notwithstanding any of the foregoing, the Borrower shall not be entitled to assume responsibility for and control of any such judicial or administrative proceedings if any Event of Default shall have occurred and be continuing, if such proceedings will involve a material risk of the sale, forfeiture or loss of any Aircraft unless the Borrower shall have posted a bond or other security reasonably satisfactory to the relevant Indemnitee with respect to such risk or if such proceedings could entail any risk of criminal liability being imposed on such Indemnitee.

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(v) Information for Borrower. The Indemnitee shall supply the Borrower with such information reasonably requested by the Borrower as is necessary or advisable for the Borrower to control or participate in any proceeding to the extent permitted by this Section 8(a). Such Indemnitee shall not enter into a settlement or other compromise with respect to any Expense without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed, unless such Indemnitee waives its right to be indemnified with respect to such Expense under this Section 8(a).

(vi) Information for Indemnitees. The Borrower shall supply the Indemnitee with such information reasonably requested by the Indemnitee as is necessary or advisable for the Indemnitee to control or participate in any proceeding to the extent permitted by this Section 8(a).

(vii) Expenses Covered by Insurance. In the case of any Expense indemnified by the Borrower hereunder which is covered by a policy of insurance maintained by the Borrower (or any Lessee) pursuant to Article VI of the Mortgage or otherwise, it shall be a condition of such indemnity with respect to any particular Indemnitee that such Indemnitee shall cooperate with the insurers in the exercise of their rights to investigate, defend or compromise such Expense as may be required to retain the benefits of such insurance with respect to such Expense. Notwithstanding any of the foregoing to the contrary, with respect to any Expense which is covered under policies of insurance maintained by the Borrower (or any Lessee) pursuant to Article VI of the Mortgage or otherwise, the rights of an Indemnitee to control or participate in any proceedings shall be modified to the extent necessary to comply with the requirements of such policies and the rights of the insurers thereunder.

(viii) Subrogation. To the extent of any payment of any Expense pursuant to this Section 8(a), the Borrower, without any further action, shall be subrogated to any claims the Indemnitee may have relating thereto. The Indemnitee agrees to give such further assurances or agreements and to cooperate with the Borrower to permit the Borrower to pursue such claims, if any, to the extent reasonably requested by the Borrower.

(ix) Reimbursement. In the event that the Borrower shall have paid an amount to an Indemnitee pursuant to this Section 8(a), and such Indemnitee subsequently shall be reimbursed in respect of such indemnified amount from any other Person, such Indemnitee shall promptly pay the Borrower the amount of such reimbursement, including interest received attributable thereto, provided that no Event of Default has occurred and is continuing.

(b) Tax Indemnities. The general tax and withholding tax indemnities are specified in Schedule III hereto, which provisions are incorporated herein by reference.

(c) Interest. The Borrower will pay to each Indemnitee on demand, to the extent permitted by applicable law, interest on any amount of indemnity not paid when due pursuant to this Section 8 until the same shall be paid, at the Past Due Rate.

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(d) Illegality.

(i) Change in Law or Illegality Event. Notwithstanding any other provision in this Agreement, if any Change in Law or Illegality Event shall make it unlawful for any Loan Participant to maintain its Commitment or its portion of the Loans in respect of any Designated Aircraft, then the affected Loan Participant shall deliver to the Borrower and the Security Trustee a written certification describing in reasonable detail the events giving rise to such unlawfulness. Upon receipt by Borrower of such notice, the Borrower and such Loan Participant shall negotiate for a period of 60 days in an effort to mitigate such illegality. During such mitigation period the affected Loan Participant shall not be required to advance any Loans to the Borrower hereunder. If after such mitigation period, such unlawfulness cannot be resolved, then the provisions of clause (ii) below shall apply.

(ii) Impaired Loan Participants. If there shall have occurred and be continuing an event with respect to a Loan Participant of the type described in clause (i) above (an “Impaired Loan Participant”), then such Impaired Loan Participant may and, if so instructed by the Borrower shall:

(x) Assumption of Remaining Commitment. Notify the Borrower and each other Loan Participant that such unlawfulness has occurred and give notice that (A) if no Loan shall then have been made by such Impaired Loan Participant, no Loan shall be made to the Borrower by such Impaired Loan Participant or (B) if a Loan shall then have been made by such Impaired Loan Participant and remain outstanding, no further Loans shall be made to the Borrower by such Impaired Loan Participant, and request each other Loan Participant to take up the relevant portion of such Impaired Loan Participant’s unfunded Commitments, if any, in which case each such other Loan Participant may (but shall not be obligated to) in its sole discretion assume its pro rata share of such Impaired Loan Participant’s Commitment by providing written notice of such assumption to such Impaired Loan Participant, the Security Trustee, the relevant Agent and the Borrower within five Business Days, and if such other Loan Participant does not so elect in writing to assume its pro rata share of the Impaired Loan Participant’s Commitments, such Impaired Loan Participant shall send a further notice to each remaining Loan Participant, which in turn may (but shall not be obligated to) in its sole discretion assume the remaining available Commitments of such Impaired Loan Participant on a pro rata basis by providing written notice of such assumption to such Impaired Loan Participant, the Security Trustee, each Agent and the Borrower within five Business Days; and

(y) Assumption by Remaining Loan Participants. Notify the Borrower and each other Loan Participant that such unlawfulness has occurred and, to the extent that applicable laws do not require the immediate repayment of all or a portion of such Impaired Loan Participant’s Loans, request each other Loan Participant to assume the relevant portion of such Impaired Loan Participant’s Loans, in which case each such other Loan Participant may (but shall not be obligated to) in its sole discretion assume its pro rata share of such Impaired Loan Participant’s Loans by providing written notice of such assumption to such Impaired Loan Participant, the Security Trustee and the

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Borrower within five Business Days and otherwise complying with the procedure set out in Section 13(c) hereof, and if any other Loan Participant does not so elect in writing to assume its pro rata share of the Impaired Loan Participant’s Loans, such Impaired Loan Participant shall send a further notice to each remaining Loan Participant and the Borrower, and each remaining Loan Participant in turn may (but shall not be obligated to) in its sole discretion assume the remaining available Loans of such Impaired Loan Participant on a pro rata basis by providing written notice of such assumption to such Impaired Loan Participant, the Security Trustee, the relevant Agent and the Borrower within five Business Days and otherwise complying with the procedure set out in Section 13(c) hereof; and

(z) Payment of Break Amount. To the extent that any of such Impaired Loan Participant’s Loans are not assumed by one or more of the other Loan Participants or a third party as contemplated in clause (x) or (y) above, or that applicable laws require the immediate repayment of all or a portion of such Impaired Loan Participant’s Loans, require the Borrower to repay the Loans advanced by such Impaired Loan Participant in full together with accrued interest and Break Amount, and all other amounts accrued and owing to such Impaired Loan Participant under the Operative Documents but without any Prepayment Fee, premium or penalty, whereupon the Borrower shall on the date specified in such notice (which shall be the earlier of the date on which applicable laws require the immediate repayment of all or a portion of such Impaired Loan Participant’s Loans and the Interest Payment Date first occurring not earlier than ten Business Days from the date of such notice), repay in full all such amounts.

(iii) Presumption. For the avoidance of doubt, the failure by any Loan Participant to provide written notice of assumption of an Impaired Loan Participant’s Commitments or Loans within the relevant time frame contemplated by clause (x) or (y) above, as applicable, shall be conclusive evidence that such Loan Participant has elected not to assume any such additional Commitments or Loans. To the extent that any of such Impaired Loan Participant’s Commitments or Loans are not assumed by one or more of the other Loan Participants as contemplated in clause (x) or (y) above, as applicable, the unassumed portion will be cancelled and the Commitments will be reduced accordingly. Nothing in this Section (d) shall affect the obligation of any Loan Participant other than an Impaired Loan Participant to make or maintain its Loan in accordance with the terms of this Agreement.

Section 9. Covenants of the Borrower.

(a) Borrower Merger. For so long as the Lien constituted by the Mortgage remains in force, the Borrower shall not enter into any merger or consolidation, or sell, transfer, lease or convey all or substantially all of its assets, unless:

(i) No Default. No Event of Default has occurred and is continuing or would result therefrom;

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(ii) U.S. Air Carrier. The Borrower is the surviving corporation or, if otherwise, such other Person or continuing corporation (herein called “Successor Corporation”) is a corporation or limited liability company incorporated under the laws of a state of the United States, and shall be a U.S. Air Carrier;

(iii) Requirements of Successor Corporation. In the case of Successor Corporation, the Successor Corporation shall (A) execute, prior to or contemporaneously with the consummation of such transaction, such agreements, if any, as are in the reasonable opinion of the Security Trustee necessary or advisable to evidence the assumption by the Successor Corporation of liability for all of the obligations of the Borrower under the Mortgage and the other Operative Documents, (B) make such registrations, recordings and filings, and take such other action with respect to the Operative Documents, as shall be necessary or advisable in the reasonable opinion of the Loan Participants to protect their security interest in each Aircraft, and (C) cause to be delivered to the Security Trustee, each Agent and the Loan Participants such legal opinions (which may be from in-house counsel) as any of them may reasonably request in connection with the matters specified in the preceding clauses (A) and (B), provided that if by operation of law (x) assumption by the Successor Corporation of liability for all of the obligations of the Borrower under the Mortgage and the other Operative Documents and (y) protection of the Loan Participants’ security interest in each Aircraft, occurs automatically, to the extent applicable, the agreements, registrations, recordations, filings and legal opinions described in this Section 9(a)(iii) shall not be required; and

(iv) Tangible Net Worth of Successor Corporation. Prior to such transaction, the Loan Participants shall obtain evidence to the effect that the Tangible Net Worth of the Borrower or Successor Corporation after giving effect to such transaction is no less than the Tangible Net Worth of the Borrower immediately prior to such transaction.

As used herein,

“Tangible Net Worth” means, as at any date for any Person, the sum for such Person and its Subsidiaries (determined on a consolidated basis without duplication in accordance with generally accepted accounting principles), of the following:

(a) the amount of capital stock, plus

(b) the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit), minus

(c) the sum of the following: cost of treasury shares and the book value of all assets which should be classified as intangibles, including goodwill, minority interests, research and development costs, trademarks, trade names, copyrights, patents and franchises, and unamortized debt discount and expense.

Upon any consolidation or merger in accordance with this Section 9(a), the Successor Corporation shall succeed to, and be substituted for, and may exercise every right and power of,

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the Borrower under this Agreement with the same effect as if such Successor Corporation had been named as the Borrower herein.

(b) U.S. Air Carrier. The Borrower covenants and agrees that at all times until the Lien of the Mortgage shall be discharged, released or terminated pursuant to Section 14.01 of the Mortgage, it will be an “air carrier” within the meaning of Section 40102(a) of the Federal Aviation Act operating under certificates issued pursuant to such Act and shall otherwise meet the standards of the definition of U.S. Air Carrier.

(c) Further Assurances. The Borrower covenants and agrees with each party hereto as follows:

(i) Further Acts. The Borrower will cause to be done, executed, acknowledged and delivered all and every such further acts, conveyances and assurances as any Holder shall reasonably require for accomplishing the purposes of this Agreement and the other Operative Documents; provided that any instrument or other document so executed by the Borrower will not expand any obligations or limit any rights of the Borrower in respect of the transactions contemplated by any Operative Documents. The Borrower shall cause each Aircraft to remain duly registered, in the name of the Borrower, except as otherwise permitted under Section 3.01(b) of the Mortgage, under the Federal Aviation Act.

(ii) Maintenance of Security Interests. The Borrower, at its expense, will cause (A) the Mortgage, all Mortgage Supplements and all amendments to the Mortgage to be promptly filed and recorded, or filed for recording, to the extent permitted under the Federal Aviation Act, or required under any other applicable law, (B) subject only to the consent of the Security Trustee (or the Manufacturer, in the case of the FAA Bill of Sale and the Warranty Bill of Sale), the registration with the International Registry of the contract of sale and the international interests with respect to the FAA Bill of Sale and/or Warranty Bill of Sale, the Mortgage and Mortgage Supplement and (C) the Lien of the Mortgage to at all times be and remain a first priority and perfected Lien on the Mortgage Estate. The Borrower agrees to furnish the Security Trustee, each Agent and the Loan Participants with copies of the foregoing documents with recording and registration data as promptly as practicable following the issuance of same by the FAA and the International Registry.

(iii) Costs and Expenses. The Borrower shall pay all reasonable costs and expenses (including costs and disbursements of counsel) incurred by the Security Trustee, each Agent and the Holders after the date hereof in connection with (x) any supplements or amendments of the Operative Documents (including, without limitation, any related recording and registration costs) (other than any supplement or amendment associated with the syndication of the Loan Certificates or the sale of participation interests therein), (y) any Event of Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated), or (z) the enforcement of this Section 9.

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(d) Sanctions, Etc.

(i) Compliance with Anti-Corruption Laws and Sanctions. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.

(ii) Use of Proceeds. The Borrower will not request any Loans, and the Borrower shall not use, and shall procure that its subsidiaries and its or their respective directors, officers, employees, Affiliates and agents shall not use, directly or indirectly, the proceeds of any Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, other Affiliate, joint venture partner or other Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor lender, investor or otherwise).

(e) Financial Information. The Borrower shall provide to the Agents and the Security Trustee (i) (x) within 60 days after the end of each of the first three quarterly periods in each fiscal year of the Borrower, either (1) a consolidated balance sheet of the Borrower and its consolidated subsidiaries prepared by it as of the close of such period, together with the related consolidated statements of income for such period, certified by the Borrower’s chief executive officer or chief financial officer as having been prepared on a consolidated basis in accordance with GAAP consistently applied (except for inconsistencies required by changes to GAAP and changes approved by the accountants referred to in clause (y)(1) below in accordance with GAAP), subject to normal year-end audit adjustments and the absence of footnotes or (2) a report of the Borrower on Form 10-Q in respect of such period in the form filed with the Securities and Exchange Commission; and (y) within 120 days after the close of each fiscal year of the Borrower, either (1) a consolidated balance sheet of the Borrower and its consolidated subsidiaries as of the close of such fiscal year, together with the related consolidated statements of income for such fiscal year, as certified by independent public accountants of recognized national standing selected by the Borrower to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except for inconsistencies required by changes to GAAP and changes approved by such accountants in accordance with GAAP), or (2) a report of the Borrower on Form 10-K in respect of such year in the form filed with the Securities and Exchange Commission; and (ii) such other non-confidential information readily available to the Borrower as the Agents or the Security Trustee shall reasonably request. The items required to be furnished pursuant to clause (i) above shall be deemed to have been furnished on the date on which such item is posted on the Securities and Exchange Commission’s website at www.sec.gov, and such posting shall be deemed to satisfy the requirements of clause (e).

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Section 10. Notices. All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, or by facsimile, or by prepaid courier service, and shall be effective upon receipt.

Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 10, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers) as follows: (a) if to the Borrower or the Security Trustee, to the respective addresses set forth in Section 14.06 of the Mortgage; (b) if to a Loan Participant, to the address set forth on Schedule I hereto; or (c) if to any subsequent Holder, addressed to such Holder at its address set forth in the Certificate Register maintained pursuant to the Mortgage.

Section 11. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the law of the State of New York, including all matters of construction, validity and performance.

(b) Submission to Jurisdiction. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Operative Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Operative Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Operative Document against another party or its properties in the courts of any jurisdiction.

(c) Forum. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10. Nothing in this Agreement or any other Operative Document will affect the right of any party to this Agreement or any other Operative Document to serve process in any other manner permitted by law.

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(e) Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12. Invoices and Payment of Expenses. The Security Trustee, each Agent and the Loan Participants shall promptly submit to the Borrower for its prompt approval copies of invoices of the Transaction Expenses (as defined below) as they are received. The Borrower agrees to pay Transaction Expenses promptly upon receipt of invoices of such Transaction Expenses. For the purposes hereof, “Transaction Expenses” means (i) with respect to the preparation, negotiation, execution and delivery of this Agreement and the closing or anticipated closing of a Designated Aircraft on the Delivery Date for such Aircraft, the reasonable fees, and out-of-pocket expenses and disbursements of FAA Counsel and of Vedder Price P.C., special counsel to the Loan Participants, (ii) all fees, taxes and other charges payable in connection with the recording or filing of instruments and financing statements, or registration of any international interest with the International Registry, (iii) the Underwriters’ and each other Loan Participant’s reasonable out-of-pocket travel expenses relating to the negotiation and closing of this transaction, and (iv) the Security Trustee’s fee as separately agreed; provided the Transaction Expenses of a Loan Participant which fails (a) to fund any Loan notwithstanding the satisfaction of the applicable conditions precedent or (b) to negotiate this Agreement and each other Operative Document in good faith, shall not be subject to reimbursement.

Section 13. Successors and Assigns.

(a) Benefits. This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and permitted assigns including each successive holder of any Loan Certificate(s) issued and delivered pursuant to this Agreement or the Mortgage whether or not an express assignment to any such holder of rights under the Agreement has been made.

(b) Assignments by Borrower. The Borrower may not assign any of its rights or obligations under this Agreement or the other Operative Documents except to the extent expressly provided thereby.

(c) Assignments by Loan Participants. No Loan Participant may assign its Commitments and/or Loan Certificates, in whole or in part, prior to June 21, 2015. Thereafter, each Loan Participant may assign its Commitments and/or Loan Certificates (A) without the consent of the Borrower, to any Permitted Transferee and (B) with the prior written consent of

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the Borrower (which consent shall not be unreasonably withheld or delayed) to any other Person. Any such assignment shall be subject to the following terms:

(i) it shall be effected pursuant to an agreement substantially in the form of the Assignment and Assumption Agreement;

(ii) it shall be in a minimum principal amount of $5,000,000 (in the case of Senior Loans); and $2,000,000 (in the case of Junior Loans); and

(iii) there shall be no more than four Senior Loan Participants per Aircraft in the aggregate for the Senior Loans after giving effect to such assignment.

Notwithstanding anything to the contrary set forth herein, no assignment or other transfer hereunder shall (1) require the Borrower as a result thereof to pay any greater amount hereunder than the assignor or transferor Loan Participant was entitled to hereunder or (2) otherwise increase the obligations of the Borrower under any Operative Document by reference to the laws in effect at the time of the assignment or transfer. Subject to Section 2(a), effective upon the assignment of any Commitment, the assigning Loan Participant shall be relieved of its obligations in respect of such Commitment to the extent the assignee thereof shall have become obligated in respect thereof. The Borrower shall not be liable for any costs, fees or expenses in connection with any assignment or transfer of Commitments or Loan Certificates except that, if an Event of Default shall have occurred and be continuing, the Borrower shall be liable for any associated legal expenses reasonably incurred.

In addition, an assignee of any Junior Loan Participant may be designated as a Special Junior Lender in the applicable Assignment and Assumption Agreement; provided that, if either (x) such assignee has been assigned Junior Notes representing more than one-half of the aggregate outstanding principal amount of the Junior Notes of all Series, in the aggregate, or (y) such assignment shall have been effected after the date that is the six month anniversary of the delivery date of the later of (A) the last Aircraft financed hereunder or (B) the last Other Aircraft financed under the Other Facility Agreement, then, in either such case, such designation shall be subject to the prior written consent of the Borrower.

Section 14. The Agents; the Security Trustee.

(a) Appointment, Powers and Immunities. Each Senior Loan Participant hereby irrevocably appoints and authorizes BNP Paribas, New York Branch to act as Senior Agent hereunder and under the other Operative Documents with such powers as are specifically delegated to the Senior Agent by the terms of this Agreement and of the other Operative Documents, together with such other powers as are reasonably incidental thereto, and BNP Paribas, New York Branch accepts such appointment. Each Junior Loan Participant hereby irrevocably appoints and authorizes Investec Bank plc to act as Junior Agent hereunder and under the other Operative Documents with such powers as are specifically delegated to the Junior Agent by the terms of this Agreement and of the other Operative Documents, together with such other powers as are reasonably incidental thereto, and Investec Bank plc accepts such appointment. Each Agent (which term as used in this sentence and in Section 14(e) and the first sentence of Section 14(f) hereof shall include reference to such Agent and its affiliates and such

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Agent’s and its affiliates’ officers, directors, employees and agents): (i) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Operative Documents, and shall not by reason of this Agreement or any other Operative Document be a trustee for any Loan Participant; (ii) shall not be responsible to the Loan Participants for any recitals, statements, representations or warranties contained in this Agreement or in any other Operative Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Operative Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Loan Certificate or any other Operative Document or any other document referred to or provided for herein or therein or for any failure by the Borrower or any other Person to perform any of its obligations hereunder or thereunder; (iii) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Operative Document; and (iv) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Operative Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. Each Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith.

(b) Reliance by Agent. Each Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent. As to any matters not expressly provided for by this Agreement or any other Operative Document, each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Controlling Creditor or all of the Loan Participants as is required in such circumstance, and such instructions of such Loan Participants and any action taken or failure to act pursuant thereto shall be binding on all of the Loan Participants.

(c) Non-Receipt of Funds by the Agents. Unless an Agent shall have been notified by a Loan Participant or the Borrower (the “Payor”) prior to the date on which the Payor is to make payment to such Agent of (in the case of a Loan Participant) the proceeds of a Loan to be made by it hereunder or (in the case of the Borrower) a payment to such Agent for account of one or more of the Loan Participants hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to such Agent, such Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if the Payor has not in fact made the Required Payment to such Agent, the recipient(s) of such payment shall, on demand, repay to such Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by such Agent until the date such Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, such Agent shall be entitled to recover such amount, from the Payor, together with interest as aforesaid.

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(d) Defaults. Neither Agent shall be deemed to have knowledge or notice of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest on Loan Certificates) unless such Agent has received notice from a Loan Participant or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that such Agent receives such a notice of the occurrence of a Default, such Agent shall give prompt notice thereof to the Loan Participants (and shall give each Loan Participant prompt notice of each such non-payment). Each Agent shall (subject to Section 13.01 of the Mortgage) take such action with respect to any Event of Default as shall be directed by the Controlling Creditor, provided that, unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interest of the Loan Participants except to the extent that the Mortgage expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Controlling Creditor or all of the Loan Participants.

(e) Indemnification. The Senior Loan Participants agree to indemnify the Senior Agent ratably in accordance with their respective Senior Loan Certificates (or, prior to the issuance of the Senior Loan Certificates, their respective Senior Commitments), and the Junior Loan Participants agree to indemnify the Junior Agent ratably in accordance with their respective Junior Loan Certificates (or, prior to the issuance of the Junior Loan Certificates, their respective Junior Commitments), in each case for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against such Agent (including by any Loan Participant) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Operative Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Loan Participant shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of such Agent.

(f) Non Reliance on Agents and Other Loan Participants. Each Loan Participant agrees that it has, independently and without reliance on either Agent or any other Loan Participant, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its own decision to enter into this Agreement and the other Operative Documents to which it is or is to be a party and that it will, independently and without reliance upon either Agent or any other Loan Participant, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. Neither Agent shall be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any of the other Operative Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Loan Participants by such Agent hereunder, neither Agent shall have any duty or responsibility to provide any Loan Participant with any credit or other information concerning the affairs, financial condition or business of Borrower (or any of its affiliates) that may come into the possession of such Agent or any of its affiliates.

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(g) Failure to Act. Except for action expressly required of an Agent hereunder and under the other Operative Documents, such Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Loan Participants of their indemnification obligations under Section 14(e) hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

(h) Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by giving notice thereof to the Loan Participants and the Borrower. Upon any such resignation of the Senior Agent, the Majority Senior Holders shall have the right to appoint a successor Senior Agent which shall be, so long as no Event of Default is continuing, reasonably acceptable to the Borrower, upon any such resignation of the Junior Agent, the Majority Junior Holders shall have the right to appoint a successor Junior Agent which shall be, so long as no Event of Default is continuing, reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Majority Senior Holders or the Majority Junior Holders, as the case may be, and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Loan Participants, appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After the retiring Agent’s resignation hereunder as Agent, the provisions of this Section 14 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. The Borrower consents to any change in the identity of such Agent on the International Registry as a result of the appointment of a successor Agent pursuant to this Section 14(h), and if required by the International Registry to reflect such change, will provide its further consent thereto.

(i) Consents under Operative Documents. Subject to Section 13.01 of the Mortgage, no Agent may, without the prior consent of the Controlling Creditor, consent to any modification, supplement, waiver, amendment or take any other action under any of the Operative Documents, or otherwise grant its consent, approval or waiver of any matter hereunder or under the Mortgage, provided that, without the prior consent of each Loan Participant, such Agent shall not (except as provided herein or in the Operative Documents) release any collateral or otherwise terminate any Lien under any Operative Document providing for collateral security, or agree to additional obligations being secured by such collateral security (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Operative Document), except that no such consent shall be required, and such Agent is hereby authorized, to release any Lien covering property which is the subject of a disposition of property permitted hereunder or under any other Operative Document or to which the Controlling Creditor have consented.

(j) The Security Trustee. Each Loan Participant hereby acknowledges its irrevocable appointment and authorization of Bank of Utah to act as its security trustee under the Mortgage and under the other Operative Documents with such powers as are specifically delegated to the Security Trustee by the terms of the Mortgage and of the other Operative Documents, together with such other powers as are reasonably incidental thereto. The provisions

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of Article XI of the Mortgage are hereby incorporated herein by reference, with the same force and effect as though set forth herein in their entirety.

Section 15. Miscellaneous.

(a) Section 1110 Compliance. Notwithstanding any provision herein or elsewhere contained to the contrary, it is understood and agreed among the parties hereto that the transactions contemplated by this Agreement, and the other Operative Documents are expressly intended to be, shall be and should be construed so as to be, entitled to the full benefits of 11 U.S.C. Section 1110, as amended from time to time, and any successor provision thereto.

(b) Survival of Agreements. The representations, warranties, indemnities and agreements of the Borrower, the Security Trustee and each Loan Participant provided for in this Agreement and each party’s obligations under any and all thereof, shall survive the expiration or other termination of this Agreement or any other Operative Document, except as expressly provided herein or therein.

(c) Separate Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified, except by an instrument in writing signed by the party or parties thereto.

(d) No Liability of Loan Participants. No Loan Participant shall have any obligation or duty to the Borrower, or to other Persons with respect to the transactions contemplated hereby except those obligations or duties of such Loan Participant expressly set forth in this Agreement and the other Operative Documents and no Loan Participant shall be liable for performance by any other party hereto of such other party’s obligations or duties hereunder. Without limitation of the generality of the foregoing, under no circumstances whatsoever shall any Loan Participant be liable to the Borrower for any action or inaction on the part of the Security Trustee in connection with the transactions contemplated herein, whether or not such action or inaction is caused by willful misconduct or gross negligence of the Security Trustee.

(e) Approvals by Loan Participants. Any reference herein to an approval, consent or waiver to be given by the Loan Participants shall be deemed hereunder to be an approval, consent or waiver, as the case may be, if the Controlling Creditor approves, consents or waives, as the case may be.

(f) Non-Disclosure of Purchase Agreement. The Loan Participants agree that they shall not disclose to any person (other than its legal counsel) the terms of the Purchase Agreement or the Airframe Warranties Agreement, except (i) as required by applicable law or governmental regulations, (ii) to their respective auditors, counsel or bank examiners, (iii) in connection with any legal proceedings arising from the Airframe Warranties Agreement or the Purchase Agreement, or (iv) with the prior written consent of the Manufacturer, such consent not to be unreasonably withheld or delayed. This paragraph is for the benefit of the Manufacturer who is a third party beneficiary of this Section 15(f).

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(g) Confidentiality. Each of the Loan Participants and the Security Trustee covenants and agrees to keep confidential, and not to disclose to any third parties, all non-public information received by it from the Borrower pursuant to the Operative Documents, including any insurance report received pursuant to Article VI of the Mortgage, provided that such information may be made available:

(1) to prospective and permitted transferees of a Loan Participant’s Loan Certificates or the Security Trustee’s respective interest in an Aircraft, who agree to hold such information confidential,

(2) to any Holder’s counsel or independent certified public accountants, independent insurance advisors or other agents who agree to hold such information confidential,

(3) as may be required by applicable law or by any statute, court or administrative order or decree or governmental ruling or regulation (or, in the case of any Holder, to any bank examiner or other regulatory personnel) or

(4) as may be necessary for purposes of enforcement of any Operative Document.

Notwithstanding the foregoing, the legal obligations of confidentiality hereunder do not extend to the U.S. federal or state tax structure or the U.S. federal or state tax treatment of this transaction. If any U.S. federal or state tax analyses or materials are provided to any party, such party is free to disclose any such analyses or materials without limitation.

(h) Quiet Enjoyment. The Security Trustee, each Agent, each Loan Participant and each Holder agrees that neither it nor any Person claiming by, through or under it shall take any action in violation of the Borrower’s or any Permitted Lessee’s rights, including the right to quiet enjoyment, possession and use of any Aircraft so long as no Event of Default shall have occurred and be continuing under the Mortgage.

*        *        *

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IN WITNESS WHEREOF, the parties hereto have caused this Facility Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

VIRGIN AMERICA INC., as Borrower

By:	/s/ Peter D. Hunt
Name: Peter D. Hunt
Title: SVP & CFO

BANK OF UTAH, as Security Trustee

By:	/s/ Brett R. King
Name: Brett R. King
Title: Vice President

BNP PARIBAS, NEW YORK BRANCH, as a Loan Participant

By:	/s/ Stephanie Klein
Name: Stephanie Klein
Title: Vice President, Aviation Finance Group - Americas

By:	/s/ Robert Papas
Name: Robert Papas
Title: Director, Transportation Group – Aviation Finance

BNP PARIBAS, NEW YORK BRANCH, as Senior Agent

By:	/s/ Stephanie Klein
Name: Stephanie Klein
Title: Vice President, Aviation Finance Group - Americas

By:	/s/ Robert Papas
Name: Robert Papas
Title: Director, Transportation Group – Aviation Finance

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INVESTEC BANK PLC, as a Loan Participant

By:	/s/ Oliver Tagg
Name: Oliver Tagg
Title: Authorised Signatory

By:	/s/ Celia Britt
Name: Celia Britt
Title: Authorised Signatory

INVESTEC BANK PLC, as Junior Agent

By:	/s/ Oliver Tagg
Name: Oliver Tagg
Title: Authorised Signatory

By:	/s/ Celia Britt
Name: Celia Britt
Title: Authorised Signatory

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APPENDIX A

DEFINITIONS AND RULES OF USAGE

(a) Unless a contrary indication appears, a reference in this Agreement to:

(i) the “agreed form” of any Operative Document means the form of such Operative Document which on the date hereof has been agreed by the Borrower and the Security Trustee (acting on the instructions of the Loan Participants);

(ii) any “applicable law” means (a) applicable laws, statutes, decrees, decree laws, acts, codes, regulations, legislation, treaties, conventions and similar instruments and, in respect of any of the foregoing, unless the context otherwise requires, any instrument passed in substitution therefor or for the purposes of consolidation thereof with any other instrument or instruments, in each case, unless the context otherwise requires, as amended, modified, varied or supplemented from time to time, (b) applicable final judgments, orders, determinations or awards of any court from which there is no right of appeal or if there is a right of appeal such appeal is not prosecuted within the allowable time and (c) applicable orders, guidelines, notices, guidance, rules and regulations of any state or government or any government entity, in each case having the force of law;

(iii) any person includes its and any subsequent successors in title, permitted assigns and permitted transferees;

(iv) “assets” includes present and future properties, revenues and rights of every description;

(v) “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi) an “Operative Document” or any other agreement or instrument is a reference to that Operative Document or other agreement or instrument as amended, supplemented or novated in accordance with the terms thereof and of this Agreement or any other Operative Document, together with all exhibits, schedules and other attachments thereto;

(vii) a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

(viii) a reference to a “Schedule” is a reference to such Schedule as it may be amended from time to time in accordance herewith;

(ix) unless the context shall otherwise require, a provision of law is a reference to that provision as amended or reenacted; and

(x) a time of day is, unless stated otherwise, a reference to New York time.

APPENDIX A

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(b) Section and Schedule headings are for ease of reference only.

(c) Unless a contrary indication appears, a term used in any other Operative Document or in any notice given under or in connection with any Operative Document has the same meaning in that Operative Document or notice as in this Agreement.

DEFINED TERMS

“Additional Insured(s)” means the Security Trustee and the Holders.

“Affected Person” means (i) the Borrower, (ii) any subsidiary of the Borrower, (iii) any Affiliate of the Borrower (other than any Person that is an Affiliate of the Borrower solely by reason of its ownership of shares of the Borrower), or (iv) any officer, director, trustee or agent of the Borrower or such subsidiary or such Affiliate that will act in any capacity with respect to this Agreement.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or under common control with, such Person. The term “control” means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” or “Agents” means either or both, as the context may require, of the Senior Agent and the Junior Agent.

“Aircraft” means the Airframe together with the two Engines referenced in a Mortgage Supplement delivered in connection with a Designated Aircraft, including buyer furnished equipment, whether or not such Engines are installed on the Airframe or any other airframe, and, where the context permits, all logs, manuals and data and inspection, modification and overhaul records required to be maintained with respect to the foregoing property.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Participant, the Borrower or any subsidiary or Affiliate of the Borrower from time to time concerning or relating to anti-money laundering.

“Airframe” means: (i) the Airbus A320-200 aircraft (excluding Engines or engines from time-to-time installed thereon) specified by United States Registration Number and Manufacturer’s Serial Number in a Mortgage Supplement; (ii) any and all related Parts; and (iii) any Replacement Airframe which may from time to time be substituted for the Airframe then subject to the Mortgage pursuant to Section 5.01(b) of the Mortgage.

“Airframe Warranties Agreement” means each agreement dated a Delivery Date, between, inter alios, the Manufacturer, the Borrower and the Security Trustee in respect of the airframe warranties associated with the Aircraft delivered on such date.

“Anti-Corruption Law” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any subsidiary or Affiliate of the Borrower from time to time concerning or relating to bribery or corruption.

APPENDIX A

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“Anti-Terrorism Law” means, with respect to any Person, any applicable law, rule or regulation related to financing terrorism including (a) the Patriot Act, (b) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330) (also known as the “Bank Secrecy Act”), (c) the Trading With the Enemy Act (50 U.S.C. § 1 et seq.), the International Economic Emergency Powers Act (15 U.S.C. § 1701 et seq.) and (d) Executive Order 13224 (effective September 24, 2001).

“Applicable Margin”, in respect of the Loans for any Aircraft, has the meaning set forth in Section 1 of the Facility Agreement.

“Applicable Rate” means, for any Interest Period with respect to any Loan, a rate per annum equal to (i) in the case of a Floating Rate Loan, the relevant Floating Rate for such Interest Period and (ii) in the case of a Fixed Rate Loan, the relevant Fixed Rate for such Interest Period.

“Assigned Warranties” means the warranties referenced in the Airframe Warranties Agreement and the Engine Consent.

“Assignment and Assumption Agreement” means an agreement substantially in the form of Exhibit B to the Facility Agreement.

“Basel II” means the agreements on capital requirements, a leverage ratio and liquidity standards contained in, or methods of calculating capital adequacy pursuant to, “Basel II: International Convergence of Capital Measurement and Capital Standards: a Revised Framework – Comprehensive Version” published by the Basel Committee on Banking Supervision in June 2006, as amended, supplemented or restated (other than by Basel III), or any implementation, adoption (whether voluntary or compulsory) thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or any other law or regulation.

“Basel III” means the agreements on capital requirements, a leverage ratio and liquidity standards contained in, or methods of calculating capital adequacy pursuant to, “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated, or any implementation, adoption (whether voluntary or compulsory) thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or any other law or regulation.

“Bills of Sale” means, for any Aircraft, the FAA Bill of Sale and the Warranty Bill of Sale in favor of Borrower in respect of such Aircraft.

“Break Amount” means, as of any date of determination and for the Loan Certificates, the amount, if any, equal to the sum of (i) LIBOR Break Amount and (ii) Swap Breakage Loss.

“BNP” shall mean BNP Paribas, New York Branch.

APPENDIX A

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“Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks are required or authorized to close in New York, New York and, if such day relates to (i) the giving of notices or quotes in connection with the LIBOR, the city and state in which the Payment Office is located, New York, New York and London, England or (ii) the borrowing of any Loan or payment or prepayment of principal of or interest on the Loan Certificates, the city and state in which the Payment Office is located, New York, New York and London, England.

“Cape Town Convention” means the official English language texts of the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment which were signed in Cape Town, South Africa on November 16, 2001.

“Certificate Register” has the meaning specified in Section 2.06 of the Mortgage.

“Change in Law” means the occurrence, after the date of the Facility Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, pursuant to Basel II shall not be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Civil Reserve Air Fleet Program” or “CRAF” means the Civil Reserve Air Fleet Program administered by the United States Government or any substantially similar program.

“Class” means, with respect to any Loan Certificate, a designation of whether such Loan Certificate is a Senior Loan Certificate or Junior Loan Certificate.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” has the meaning specified in Section 2(a) of the Facility Agreement.

“Commitment Termination Date” has the meaning specified in Section 1 of the Facility Agreement.

“Controlling Creditor” has the meaning specified in the Intercreditor Agreement.

APPENDIX A

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“Default” means any event which with the giving of notice or the lapse of time or both if not timely cured or remedied would become an Event of Default pursuant to Article VIII of the Mortgage.

“Delivery Date” means, for any Aircraft, the date of the initial Mortgage Supplement for such Aircraft, which date shall be the date the Loan Participants advance the Loan of the related Series to or for account of the Borrower.

“Dollars”, “Dollar” and “$” means the lawful currency of the United States of America.

“Effective Date” means the date the Facility Agreement becomes effective as provided in Section 4(a) of the Facility Agreement.

“Engine” means (i) each of the two CFM International Inc. model CFM56-5B4 engines listed by Manufacturer’s Serial Numbers in the initial Mortgage Supplement for each Aircraft, whether or not from time to time installed on an Airframe or any other airframe; (ii) any Replacement Engine which may from time to time be substituted for any Engine pursuant to the terms of the Mortgage; and (iii) in each case, any and all related Parts.

“Engine Agreement” means the General Terms Agreement CFM-04-0012B, dated June 14, 2004 between the Borrower and Engine Manufacturer.

“Engine Consent and Agreement” means the Engine Consent and Agreement [Virgin/Bank 2015] dated as of the Delivery Date of the Engine Manufacturer in respect of the Aircraft.

“Engine Manufacturer” means CFM International Inc.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” has the meaning specified in Article VIII of the Mortgage.

“Event of Loss” means, with respect to any Aircraft or any Airframe or any Engine, any of the following events with respect to such property:

(a) the loss of such property or of the use thereof due to destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use for any reason whatsoever;

(b) any damage to such property that results in an insurance settlement with respect to such property on the basis of a total loss or a constructive total loss;

(c) the requisition for use or hire of such property by any government (other than the government of the country of registry of such Aircraft) that shall have resulted in the loss of possession of such property by the Borrower (or any Permitted Lessee) for a period in excess of nine consecutive months;

APPENDIX A

[Facility Agreement [Virgin/Bank 2015]]

(d) requisition of title or other compulsory acquisition, capture, seizure, deprivation, confiscation or detention for any reason of such Aircraft or any Airframe or any Engine associated with such Aircraft by any government, whether de facto or de jure, but shall exclude requisition for use or hire not involving requisition of title;

(e) as a result of any law, rule or regulation, order or other action by the FAA or other government of the country of registry, the use of such Aircraft or Airframe in the normal business of air transportation shall have been prohibited by virtue of a condition affecting all aircraft of the same type for a period of 12 consecutive months, unless the Borrower (or Permitted Lessee), prior to the expiration of such 12 month period, shall be diligently carrying forward all steps that are necessary or desirable to permit the normal use of such Aircraft or Airframe or, in any event, if such use shall have been prohibited for a period of 18 consecutive months; and

(f) with respect to an Engine only, any divestiture of title to or interest in such Engine or any event with respect to such Engine that is deemed to be an Event of Loss with respect to such Engine pursuant to Section 3.03(a) or 5.02 of the Mortgage.

An Event of Loss with respect to an Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the Airframe related to such Aircraft.

“Excluded Taxes” has the meaning specified in Schedule III to the Facility Agreement.

“Expense” or “Expenses” means any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, out of pocket costs, expenses and disbursements (including reasonable legal fees and expenses) of whatever kind and nature but excluding internal costs and expenses such as salaries, any amounts that would be included in Break Amount, and overhead of whatsoever kind and nature.

“FAA Bill of Sale” means a bill of sale on AC Form 8050-2 or such other form as may be approved by the FAA in favor of the Borrower from the Manufacturer in respect of an Aircraft.

“FAA Counsel” means McAfee & Taft A Professional Corporation.

“Facility Agreement” means that certain Facility Agreement [Virgin/Bank 2015], dated as of April 29, 2015, among the Borrower, the Loan Participants, the Agent, the Swap Agent and the Security Trustee as such Facility Agreement may be amended or supplemented from time to time pursuant to the applicable provisions thereof.

“FATCA” has the meaning specified in Schedule III to the Facility Agreement.

“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd 1, et seq.

“Federal Aviation Act” means subtitle VII of Title 49 of the United States Code, or any successor provision.

APPENDIX A

[Facility Agreement [Virgin/Bank 2015]]

“Federal Aviation Administration” and “FAA” mean the United States Federal Aviation Administration and any successor agency or agencies thereto.

“FedWire” means the funds transfer system used to transfer reserve balances for immediately available credit among the member banks of the United States Federal Reserve System.

“Fee Letter” means each of (i) in the case of BNP, the letter agreement between the Borrower and BNP, pursuant to which the Borrower has agreed to pay certain fees and (ii) in the case of Investec, the letter agreement between the Borrower and Investec, pursuant to which the Borrower has agreed to pay certain fees.

“Finance Parties” means, together, the Loan Participants, each Agent and the Security Trustee (each, a “Finance Party”).

“Fixed Rate” means, if the Loan Certificates of any Class in respect of any Aircraft are to bear interest at a fixed rate, the fixed rate for such Loan Certificates determined in accordance with Section 3(b)(ii) of the Facility Agreement (calculated on the basis of a year of 360 days and actual number of days elapsed). The Fixed Rate for any Senior Loan Certificate shall be the rate specified on Schedule I to the Mortgage Supplement for the applicable Aircraft and the Fixed Rate for any Junior Loan Certificate shall be the rate specified on Schedule II to the Mortgage Supplement for the applicable Aircraft; provided that, in the case of any Special Junior Lender, the Fixed Rate applicable to its Junior Loan Certificates shall be reduced by 15 basis points for so long as it shall be a holder of such Junior Loan Certificates.

“Fixed Rate Loan” means a Loan evidenced by Loan Certificates which bear interest at a Fixed Rate.

“Fixed Rate Margin” has the meaning specified in Section 1 of the Facility Agreement.

“Floating Rate” means, for any Interest Period and Class of Loan Certificate, the sum of (1) LIBOR for such Interest Period, plus (2) the Applicable Margin applicable to such Class of Loan Certificate (calculated on a basis of actual number of days elapsed in a year of 360 days).

“Floating Rate Loan” means a Loan evidenced by Loan Certificates which bear interest at a Floating Rate. Each Loan shall be a Floating Rate Loan unless the Borrower shall have made an election to have such Loan bear interest at a Fixed Rate in accordance with Section 3(b)(ii) of the Facility Agreement.

“Foreign Air Carrier” means any air carrier which is not a U.S. Air Carrier and which performs maintenance, preventative maintenance and inspections for the Aircraft, the Airframe and/or any Engine or engine to standards which are approved by, or which are substantially equivalent to those required by, the Federal Aviation Administration, the Civil Aviation Authority of the United Kingdom, the Direction Generale de l’Aviation Civile of the French Republic, the Luftfahrt Bundesamt of the Federal Republic of Germany, the Nederlandse Luchtvaart Authoriteit of the Kingdom of the Netherlands, the Ministry of Transportation of Japan or the Federal Ministry of Transport of Canada (and any agency or instrumentality of the applicable government succeeding to the functions of any of the foregoing entities).

APPENDIX A

[Facility Agreement [Virgin/Bank 2015]]

“Funding Date” has the meaning specified in Section 2(b)(i) of the Facility Agreement.

“GAAP” means generally accepted accounting principles then in effect in the United States, consistently applied.

“Governmental Body” means (a) any federal, state or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Operative Documents or relating to the observance or performance of the obligations of any of the parties to the Operative Documents.

“Hedging Transaction” means, for any Holder of a Fixed Rate Loan and in respect of the Loan Certificates of any Class for such Loan, an interest rate swap transaction entered into by such Holder (on an actual or notional basis) with a Swap Counterparty in connection with such Fixed Rate Loan on customary terms consistent with market practice (documented (or deemed documented)) by the Swap Form and a hedge confirmation incorporating the terms of this definition) where such Holder will (i) pay to such Swap Counterparty under such swap transaction on each Interest Payment Date for such Class following the Swap Effective Date, an amount equal to the interest scheduled to be paid to such Holder on such Loan Certificates calculated at a rate equal to the Fixed Rate for such Loan minus the Applicable Margin for such Loan (calculated on the basis of a year of 360 days and actual number of days elapsed) and (ii) receive from such Swap Counterparty on each such Interest Payment Date an amount equal to the amount of interest that would have accrued on such Loan Certificates during the Interest Period for such Class ending on such Interest Payment Date at LIBOR (flat) (subject, for the avoidance of doubt, to the 0% floor as provided in the definition of LIBOR) taking into account any stub periods on the first and/or last Interest Periods (for which stub periods the applicable floating rate for such period will be calculated using standard interpolation methodologies) for such Interest Period (calculated on the basis of a year of 360 days and actual number of days elapsed) and incorporating the methodologies described in the definition of “Swap Break Amount” associated with any termination of such swap transaction in whole or in part in association with any acceleration or prepayment of such Fixed Rate Loan.

“Holder” means, at any time, any holder of any Senior Loan Certificate or any Junior Loan Certificate.

“Illegality Event” means the occurrence of any of the following events or circumstances:

(a) it becomes unlawful or contrary to any applicable law for any party to any of the Operative Documents to perform any of its material obligations under the Operative Documents and/or to continue as a party to any of the Operative Documents; or

(b) all or any material part of any Operative Document becomes void, illegal, invalid, unenforceable or of limited force and effect.

“Inchoate Liens” means inchoate Liens of the type described in Section 7.01(ii) of the Mortgage for taxes not yet due and 7.01(iii) (other than, in the case of said clause (iii), contested

APPENDIX A

[Facility Agreement [Virgin/Bank 2015]]

Liens); for the avoidance of doubt, “Inchoate Liens” shall not include any such Lien registered with the International Registry.

“Increased Cost Notice” has the meaning specified in Section 2.11 of the Mortgage.

“Increased Costs” has the meaning specified in Section 2.11 of the Mortgage.

“Indemnitee” or “Indemnitees” means the Security Trustee, the Holders and each of their respective successors, permitted assigns, and directors, officers, and employees.

“Intercreditor Agreement” means the Intercreditor Agreement [Virgin/Bank 2015], dated as of April 29, 2015, among the Borrower, the Senior Loan Participants, the Junior Loan Participants, the Agents and the Security Trustee.

“Interest Payment Date” means, in respect of any Series of Loan Certificates, each of the four quarterly anniversary dates of the Funding Date of the related Aircraft (or if there is no comparable day in any applicable month, the last day of such month); provided that, (i) in the case of a Floating Rate Loan, if any such date shall not be a Business Day, then the relevant Interest Payment Date shall be the next succeeding Business Day unless by virtue of such extension such date would fall in the next succeeding calendar month, in which case the relevant Interest Payment Date shall be the next preceding Business Day and (ii) in the case of a Fixed Rate Loan, there shall be no adjustment to period end dates by virtue of non-Business Days for the purpose of interest accrual. The Interest Payment Dates shall be the dates specified in the amortization schedule relating thereto attached to the Loan Certificates of the applicable Series (subject to modification by the above proviso).

“Interest Period” means (a) initially, the period commencing on the Funding Date and ending on the first Interest Payment Date thereafter and (b) thereafter, each successive three-month (or other applicable) period commencing on the final day of the preceding Interest Period and ending on the next succeeding Interest Payment Date.

“international interest” is defined in the Cape Town Convention.

“International Registry” is defined in the Cape Town Convention.

“Investec” means Investec Bank plc.

“Junior Agent” has the meaning specified in the preamble to the Facility Agreement.

“Junior Loan Certificate” means each loan certificate issued by the Borrower to the Junior Loan Participants pursuant to Section 2.02 of the Mortgage and any such Certificate issued in exchange or replacement therefor pursuant to Section 2.08 or Section 2.09 of the Mortgage.

“Junior Loan Participants” means Investec Bank plc, and each successor, permitted assignee or permitted transferee thereof as a Holder of a Junior Loan Certificate.

APPENDIX A

[Facility Agreement [Virgin/Bank 2015]]

“Junior Loans” means the loans made by the Junior Loan Participants to the Borrower to finance the Aircraft pursuant to the terms of Section 2.02 of the Mortgage, and outstanding from time to time under the Mortgage.

“Lease” means any lease agreement permitted by the terms of Section 3.03 of the Mortgage.

“Lender Lien” means any Lien which arises from acts or claims against a Loan Participant not related to the transactions contemplated by the Operative Documents.

“Lessee” means any lessee under a Lease.

“LIBOR” means, for any Interest Period for any Loan, the rate per annum equal to:

(a) the Screen Rate for such Interest Period for such Loan; or

(b) (i) if no such Screen Rate is available for Dollars or for such Interest Period, the rate for deposits of an amount comparable to the aggregate outstanding principal amount of such Loan for such Interest Period in Dollars for that period determined to be the arithmetic mean of the rates offered at or about 11:00 a.m. (London time) on the relevant Quotation Date by at least two Reference Banks to prime banks in the London interbank market and (ii) if the rate specified in (b)(i) is not available, then the rate for deposits of an amount comparable to the aggregate outstanding principal amount of such Loan for such Interest Period in Dollars for that period determined to be the arithmetic mean of the rates offered at or about 11:00 a.m. New York time on the relevant Quotation Date by at least two Reference Banks to prime banks in the New York interbank market; provided, that for any Interest Period having a duration of less than three months, LIBOR for such Interest Period shall be the interpolated LIBOR determined using the Screen Rate and standard interpolation methodologies by reference to the next higher and next lower available maturities (as determined by the Agent for such Loan).

Notwithstanding the foregoing, LIBOR for any Interest Period shall not be less than 0% per annum.

“LIBOR Break Amount” means the amount, if any, required to compensate each Holder for any losses, costs or expenses (excluding loss of profit) which it may incur as the result of the prepayment (including any by virtue of an acceleration) (or the failure to make any such prepayment on the date irrevocably scheduled therefor) of any Loan Certificate held by it on a date other than the last day of the then current Interest Period therefor, including, without limitation, losses, costs or expenses incurred in connection with unwinding or liquidating any deposits or funding or financing arrangement with its funding sources, as reasonably determined by such Holder. Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so prepaid (including any by virtue of an acceleration) from the date of such prepayment (including any by virtue of an acceleration) to the last day of such Interest Period (the “Break Period”) at the LIBOR therefor in excess of (ii) the interest component of the amount the affected Holder would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to the Break Period (as reasonably determined by such Holder).

APPENDIX A

[Facility Agreement [Virgin/Bank 2015]]

Each Holder shall provide a certificate to the Borrower documenting its calculation of LIBOR Break Amount.

“Lien” means any mortgage, pledge, lien, claim, encumbrance, lease, security interest or other lien of any kind on property. “Lien” shall include any interest registered on the International Registry other than the Borrower’s ownership interest registered on the International Registry as a contract of sale with respect to the Aircraft.

“Loan Certificate” means either or both, as the context may require, of a Senior Loan Certificate or a Junior Loan Certificate and “Loan Certificates” means all Loan Certificates, whether a Junior Loan Certificate or Senior Loan Certificate, issued pursuant to Section 2.02 of the Mortgage and any such certificates issued in exchange or replacement therefor pursuant to Section 2.08 or 2.09 of the Mortgage.

“Loan Participant” means each Holder initially a party to the Facility Agreement, and its successors and assigns.

“Loans” means the Senior Loans and Junior Loans made by the Senior Loan Participants and Junior Loan Participants, respectively, to the Borrower pursuant to Section 2.02 of the Mortgage as evidenced by the Loan Certificates.

“Maintenance Program” means the maintenance program for an Aircraft which is approved by the FAA or (if different), the aviation authority of the jurisdiction of registry of such Aircraft.

“Majority Junior Holders” means, as of any date of the determination thereof, (i) if no amount in respect of any Junior Loan is then outstanding, a Junior Loan Participant or Junior Loan Participants whose Junior Commitments aggregate more than 50% of the aggregate Junior Commitments of all Junior Loan Participants, or (ii) otherwise, the Holders of more than 50% in aggregate outstanding principal amount of all Junior Loan Certificates. For all purposes of the foregoing definition, in determining as of any date the then aggregate outstanding principal amount of any Junior Loan Certificates or amount of the Junior Commitments, there shall be excluded all Junior Loan Certificates and Junior Commitments, if any, held by the Borrower or any Affiliate thereof.

“Majority Senior Holders” means, as of any date of the determination thereof, (i) if no amount in respect of any Senior Loan is then outstanding, a Senior Loan Participant or Senior Loan Participants whose Senior Commitments aggregate more than 50% of the aggregate Senior Commitments of all Senior Loan Participants, or (ii) otherwise, the Holders of more than 50% in aggregate outstanding principal amount of all Senior Loan Certificates. For all purposes of the foregoing definition, in determining as of any date the then aggregate outstanding principal amount of any Senior Loan Certificates or amount of the Senior Commitments, there shall be excluded all Senior Loan Certificates and Senior Commitments, if any, held by the Borrower or any Affiliate thereof.

“Manufacturer” means Airbus S.A.S., in its capacity as manufacturer of the Aircraft, and its successors and assigns.

APPENDIX A

[Facility Agreement [Virgin/Bank 2015]]

“Market Disruption Cost of Funds” has the meaning specified in Section 3(g)(ii) of the Facility Agreement.

“Market Disruption Event” has the meaning specified in Section 3(g)(i) of the Facility Agreement.

“Mortgage” means the Mortgage and Security Agreement [Virgin/Bank 2015] dated as of April 29, 2015 between the Borrower and the Security Trustee, including any Mortgage Supplement and each other supplement from time to time entered into pursuant hereto.

“Mortgage Estate” is defined in the Granting Clause to the Mortgage.

“Mortgage Supplement” means a supplement to the Mortgage substantially in the form of Exhibit A, which shall particularly describe the Airframe and Engines, or any Replacement Airframe or Replacement Engine, included in the property of the Borrower covered by the Mortgage, or any other supplement hereto.

“Non-U.S. Person” means any Person other than (i) a citizen or resident of the United States of America (for purposes of this definition, the “United States”), (ii) a corporation, partnership, limited liability company or other entity created or organized under the laws of the United States or any political subdivision thereof or therein or (iii) an estate or trust that is subject to United States federal income taxation regardless of the source of its income.

“Obsolete Part Amount” has the meaning specified in Section 1 of the Facility Agreement.

“Operative Documents” means the Facility Agreement, the Mortgage, any Mortgage Supplement, each Loan Certificate, each Fee Letter, the Intercreditor Agreement, the Airframe Warranties Agreement, the Engine Consent and Agreement and any amendments or supplements of any of the foregoing.

“Original Amount” means, with respect to a Series of Loan Certificates, the stated aggregate original principal amount of such Loan Certificates, which shall, on the Delivery Date for an Aircraft, equal the amount of the Loans issued in respect of such Aircraft. The Original Amount for the Loan Certificates for each Series shall be as specified in Section 1 of the Facility Agreement.

“Other Aircraft” means each “Aircraft” under and as defined in the Other Facility Agreement.

“Other Borrower” means VX 2015 LLC.

“Other Facility Agreement” means the Note Purchase Agreement [Virgin/NPA 2015], dated as of April 29, 2015, among the Other Borrower, each Note Purchaser party thereto, New York Life Insurance Company, as senior agent, the Junior Agent and the Security Trustee.

“Other Junior Loan Participants” means the “Junior Purchasers” as defined in the Other Facility Agreement.

APPENDIX A

[Facility Agreement [Virgin/Bank 2015]]

“Other Junior Loans” means each note purchased by the “Junior Purchasers” as defined in the Other Facility Agreement.

“Other Junior Obligations” means, with respect to the Other Facility Agreement, the principal and interest on the Other Junior Loans and all other amounts due and payable under the Other Facility Agreement to the Other Junior Loan Participants.

“Other Mortgage” means the Mortgage and Security Agreement [Virgin/NPA 2015], dated as of April 29, 2015, between the Other Borrower, as mortgagor, and the Security Trustee, as mortgagee, in respect of the Other Aircraft.

“Parts” means all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than (i) complete Engines or engines or (ii) PCE), which are from time to time incorporated or installed in or attached to the Airframe or any Engine and all such items which are subsequently removed therefrom so long as the Lien of the Mortgage shall cover the same pursuant to the terms of the Mortgage.

“Past Due Rate” has the meaning specified in Section 1 of the Facility Agreement.

“Payment Office” means the Security Trustee’s office and bank and account number referred to in Schedule I to the Facility Agreement.

“PCE” means passenger convenience equipment.

“Permitted Lessee” means (i) any United States air carrier as to which there is in force at the time of entering into such sublease or other transfer a certificate issued pursuant to 49 U.S.C. 44705 or any successor provisions that give like authority and that is not subject to bankruptcy proceedings; or (ii) any manufacturer of airframes or engines or any air carrier that is listed in Schedule 1 to the Mortgage; provided that for any entity described in clause (ii), (x) such entity is based in a country with which the United States maintains normal diplomatic relations, (y) such entity is not subject to bankruptcy proceedings and (z) such transfer of possession shall not deprive the Finance Parties of their perfected and enforceable security interest.

“Permitted Investments” means those investments described in Section 12.01 of the Mortgage.

“Permitted Lien” means any Lien permitted under Section 7.01 of the Mortgage.

“Permitted Transferee” means (i) the Borrower or any of its Affiliates, (ii) any Loan Participant or any Affiliate of a Loan Participant, (iii) any reputable bank or other reputable financial institution that is regularly engaged in or established for the purposes of making, purchasing or investing in commercial loans; provided that, without the prior written consent of the Borrower, no airline or Affiliate of an airline shall be a Permitted Transferee.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

APPENDIX A

[Facility Agreement [Virgin/Bank 2015]]

“Plan” means an “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any “plan” (as such term is defined in Section 4975(e)(1) of the Code) which has been established or maintained or contributed to by the Borrower or an Affiliate (other than a multiemployer plan within the meaning of Section 3(37) of ERISA) that, together with the Borrower, is treated as a single employer under Section 414(b), (c) or (m) of the Code.

“Prepayment Fee” has the meaning specified in Section 1 of the Facility Agreement.

“prospective international interest” is defined in the Cape Town Convention.

“Purchase Agreement” means those provisions of the Airbus A320 Family Purchase Agreement between the Borrower and the Manufacturer dated as of December 29, 2010 relating to the purchase by the Borrower of, inter alia, the Designated Aircraft, as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the foregoing relates to the Designated Aircraft.

“Quotation Date” means, in relation to any Interest Period, two London business days before the first day of such Interest Period.

“Reference Banks” means, with respect to any Loan, the principal London offices of BNP, Investec and JPMorgan Chase or such other bank or banks as may from time to time be designated by the Agent for such Loan and as may be reasonably acceptable to the Borrower.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Replacement Aircraft” means any aircraft substituted for the Aircraft pursuant to Section 10.01 of the Mortgage.

“Replacement Airframe” means any airframe substituted for the Airframe pursuant to Section 10.01 of the Mortgage.

“Replacement Engine” means any engine substituted for an Engine pursuant to Section 10.01 of the Mortgage.

“Reserve Requirement” means, for any Loan Certificate, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period in respect of such Loan Certificate under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement includes any other reserves required to be maintained by such member banks by reason of any Change in Law with respect to (i) any category of liabilities that includes deposits by reference to which the LIBOR is to be determined or (ii) any category of extensions of credit or other assets that includes the Loan Certificates.

APPENDIX A

[Facility Agreement [Virgin/Bank 2015]]

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government (currently, Cuba, Iran, Burma, North Korea, Sudan, and Syria).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Switzerland or any other relevant authority, (b) any Person located, organized or resident in, or any Governmental Entity or governmental instrumentality of, a Sanctioned Country or (c) any Person 25% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (a) or (b) hereof.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) Her Majesty’s Treasury; (e) Switzerland; or (f) any other relevant authority.

“Screen Rate” means, for any Interest Period with respect to any Loan, the London Interbank Offered Rate administered by ICE Benchmark Administration Limited (or any other successor person which takes over the administration of that rate) for Dollar deposits for a three-month period (without rounding), which rate is displayed on the relevant Bloomberg page (or such other screen as may replace such Bloomberg page) at or about 11:00 a.m. (London time) on the Quotation Date for such Interest Period. If the agreed page is replaced or service ceases to be available, the Security Trustee may specify another page or service displaying the appropriate rate after consultation with the Loan Participants and the Borrower.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Trustee” means Bank of Utah in its capacity as Security Trustee hereunder, and any successor thereto in such capacity.

“Security Trustee Lien” means any Lien which arises as a result of (A) claims against the Security Trustee not related to its interest in the Aircraft, (B) acts of the Security Trustee not permitted by, or failure of the Security Trustee to take any action required by, the Operative Documents to the extent such acts arise or such failure arises from or constitutes gross negligence or willful misconduct, (C) claims against the Security Trustee relating to Taxes or Expenses which are excluded from the indemnification provided by Section 8 of the Facility Agreement, or (D) claims against the Security Trustee arising out of the transfer by the Security Trustee of all or any portion of its interest in the Aircraft or the Operative Documents other than a transfer of the Aircraft pursuant to Article IX of the Mortgage while an Event of Default has

APPENDIX A

[Facility Agreement [Virgin/Bank 2015]]

occurred and is continuing and prior to the time that the Security Trustee has received all amounts due pursuant to the Mortgage.

“Senior Agent” has the meaning specified in the preamble to the Facility Agreement.

“Senior Loan Certificate” means each loan certificate issued by the Borrower to the Senior Loan Participants pursuant to Section 2.02 of the Mortgage and any such Senior Loan Certificate issued in exchange or replacement therefor pursuant to Section 2.08 or Section 2.09 of the Mortgage.

“Senior Discharge Date” means the date on which all Senior Obligations have been fully and indefeasibly discharged in full.

“Senior Loan Participants” means BNP Paribas, New York Branch and each successor, permitted assignee or permitted transferee thereof as a Holder of a Senior Loan Certificate.

“Senior Loans” means the loans made by the Senior Loan Participants to the Borrower to finance the Aircraft pursuant to the terms of Section 2.02 of the Mortgage, and outstanding from time to time under the Mortgage.

“Senior Secured Obligations” means all obligations payable in respect of the Senior Loans under the Facility Agreement.

“Senior Underwriter” means BNP Paribas, New York Branch.

“Series” has the meaning specified in Section 2(a)(iii) of the Facility Agreement.

“Special Default” means a Default under any of Section 8.01, 8.02, 8.06 or 8.07 of the Mortgage.

“Special Junior Lender” means a Junior Loan Participant that has identified itself as such in the Assignment and Assumption Agreement; and for which the Borrower’s consent has been obtained if and as required under Section 16(c) of the Facility Agreement.

“Specified Jurisdiction” means any of France, Germany, Ireland, Luxembourg, The Netherlands, the United Kingdom or the United States.

“Specified Transferee Jurisdiction” has the meaning specified in Schedule III to the Facility Agreement.

“Stipulated Insured Amount” has the meaning specified in Section 1 of the Facility Agreement.

“Swap Break Amount” means, as of any date on which Break Amount may be payable under the Operative Documents in respect of a Fixed Rate Loan and for any Holder’s related Hedging Transaction, the amount a Swap Counterparty would require in accordance with market practice on the basis of the “Close-out Amount” (as defined in the Swap Form) approach to have paid to such Swap Counterparty on such date by such Holder (such amount to be expressed as a

APPENDIX A

[Facility Agreement [Virgin/Bank 2015]]

positive number), or the amount such Swap Counterparty would be willing to pay in accordance with market practice on the basis of “Close-out Amount” to such Holder on such date (such amount to be expressed as a negative number), in either case, to terminate such Hedging Transaction on such date with respect to, and to the extent of, such Holder’s then outstanding principal amount of all of the Loan Certificates held by such Holder relating to Fixed Rate Loans that are subject to prepayment or purchase (or the entire Commitment), but excluding any unpaid amounts under such Hedging Transaction due to or payable by such Swap Counterparty prior to such date in respect of interest payments received by such Holder); provided that where a Holder has not entered into a Hedging Transaction, such amount shall be calculated on the basis of a deemed fixed-for-floating interest rate swap on market terms that meets the definition of Hedging Transaction for a notional amount equal to the outstanding principal amount of the Fixed Rate Loans of such Holder (taking into account any required amortization of such Fixed Rate Loans).

“Swap Breakage Gain” means, as to any Holder of a Fixed Rate Loan, the absolute value of the Swap Break Amount payable to such Holder if the Swap Break Amount is a negative number.

“Swap Breakage Loss” means, as to any Holder, the value of the Swap Break Amount payable by such Holder if the Swap Break Amount is a positive number.

“Swap Counterparty” means, for any Hedging Transaction, a floating rate payor counterparty sourced by the applicable Holder, or in the case of an internal Hedging Transaction, such Holder’s swap or treasury desk. For the avoidance of doubt, the Borrower shall not be a Swap Counterparty to any Hedging Transaction.

“Swap Effective Date” has the meaning specified in Section 3(b)(ii) of the Facility Agreement.

“Swap Form” means a 2002 Master Agreement of the International Swaps and Derivatives Association in the form published in 2002 (or any comparable form) and supplemented by the 2006 ISDA Definitions (as amended).

“Tax” or “Taxes” is defined in Schedule III to the Facility Agreement.

“Taxing Authority” is defined in Schedule III to the Facility Agreement.

“transacting user entity” is defined in the Regulations for the International Registry.

“Treaty Loan Participant” has the meaning specified in Schedule III to the Facility Agreement.

“U.S. Air Carrier” means any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) of the Federal Aviation Act, and which is a citizen of the United States (as defined in 49 U.S.C. § 40102(a)(15)) holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to chapter 447 of title 49 (or the equivalent authority issued by the Civil Aeronautics Board under the predecessor regulatory laws, rules and regulations) for aircraft capable of carrying 10 or more individuals or 6,000

APPENDIX A

[Facility Agreement [Virgin/Bank 2015]]

pounds or more of cargo or which may operate as an air carrier by certification or otherwise under any successor or substitute provisions therefor or in the absence thereof.

“Underwriters” means the Loan Participants originally party to the Facility Agreement on the date of the Facility Agreement.

“War Risk Insurance” has the meaning assigned to such term in Section 6.02 of the Mortgage.

“Warranty Agreements” means the Airframe Warranties Agreement and the Engine Agreement.

“Warranty Bill of Sale” means a full warranty bill of sale in favor of the Borrower from the Manufacturer in respect of an Aircraft.

“Wet Lease” means any arrangement whereby the Borrower agrees to furnish the Airframe and associated Engines or engines installed thereon to a third party pursuant to which the Airframe and Engines or engines (i) are operated by pilots who are regular employees of the Borrower, and (ii) such property is maintained by the Borrower.

APPENDIX A